COOPERATION AGREEMENT

dated as of December 20, 2007

by and among

MOBILE SATELLITE VENTURES LP,

MOBILE SATELLITE VENTURES (CANADA) INC.,

SKYTERRA COMMUNICATIONS, INC.

and

INMARSAT GLOBAL LIMITED

i

Section 9.17	Entire Agreement	43
Section 9.18	Counterparts	44

INDEX OF EXHIBITS

Exhibit	Subject

A	Definitions

B	Possible Trial Markets

B1	Form of Subscription Agreement

B2	Form of Registration Rights Agreement

B3	Phase 0 Block Loan Agreement (and Form to be Conformed for Commercial Trial Loans)

Technical and Coordination Matters in Exhibits C-V

v

COOPERATION AGREEMENT

This Cooperation Agreement (the “Agreement”), dated as of December 20, 2007, is by and between Mobile Satellite Ventures LP, a Delaware limited partnership (“MSVLP”), Mobile Satellite Ventures (Canada) Inc., an Ontario corporation (“MSV Canada”), and SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra,” and, together with MSVLP and MSV Canada, the “MSV Parties” and each an “MSV Party”), on the one hand, and Inmarsat Global Limited, a company incorporated under the laws of England and Wales (“Inmarsat” and, together with the MSV Parties, collectively the “Parties” and each individually a “Party”), on the other hand.

WHEREAS, each of the MSV Parties and Inmarsat, directly and/or through their subsidiaries and affiliates, have different satellite platforms, regulatory authorizations, L-band licenses, technologies, proprietary intellectual property, and capabilities for deploying mobile satellite services (“MSS”) with or without integrated ancillary terrestrial component (“ATC”) technology and with respect to current and future mobile satellite services;

WHEREAS, each of the MSV Parties and Inmarsat desire to increase and make more efficient use of the L-band spectrum resource and the accompanying orbital resources to provide competitive and innovative, cost-effective communications solutions to end users in North America, including to rural and remote users, emergency responders and the homeland security community; and

WHEREAS, the Parties wish to provide for greater certainty with respect to satellite coordination of the L-band for North American operations, future assignments and use of the L-band spectrum, and certain technical and operational issues.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 - RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The terms set forth in Exhibit A or any other Exhibit hereto, as used in this Agreement, have the meanings ascribed thereto at Exhibit A or such other Exhibit.

Section 1.2 General Rules of Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “or” and “any” are not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article or Section of this Agreement or an Exhibit hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits hereto. The terms “Dollars” and “$” shall mean United States Dollars.

Section 1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.4 Timing of Obligations. As described below, various obligations of the Parties are effective upon the signing of this Agreement by all the Parties (the “Signing Date”) or at a specific time that is tied to the Signing Date and other obligations of the Parties are effective upon the Effective Date or thereafter.

ARTICLE 2 - COMMERCIAL TRIALS

Section 2.1 Description of Trials. Commencing on the Effective Date, the MSV Parties shall be entitled to conduct a program of limited trials and demonstrations, with partners of their choosing, to test broadband and other applications utilizing the spectrum blocks identified in Section 2.5 below coordinated for use by the MSV Parties and Inmarsat, in a single land-locked area in the United States or Canada in accordance with the provisions of Section 2.2 below (the “Trials”). The Trials may be conducted by the MSV Parties, at their sole discretion, until the later of September 1, 2011 and, if the MSV Parties deliver a Phase 1 Notice in accordance with Section 3.2(b)(i) below, the Phase 1 Completion Date (such later date, the “Trials End Date”) provided always, that the MSV Parties at their election may terminate the Trials at any earlier time and the date of such voluntary termination shall then (except for purposes of Section 2.6 below) be the Trials End Date. For the avoidance of doubt, notwithstanding the foregoing, the MSV Parties may in their absolute discretion commence in any part of North America any trial deployed using L-band spectrum designated for their use in the Spectrum Plan then in effect hereunder, provided always, that in any such case the MSV Parties comply in full with the provisions of this Agreement relating to such Spectrum Plans, including the inter-system interference parameters set out at Section 3.5 below (and in the Exhibits referred to therein, including Exhibit N or N Prime, as applicable).

Section 2.2 Selection of Areas for Trials; Operational Parameters. The MSV Parties shall select in their absolute discretion one of the Possible Trial Markets listed in Exhibit B as the market in which to conduct the Trials. If the MSV Parties wish to conduct the Trials in a market other than one of the Possible Trial Markets listed in Exhibit B, the MSV Parties shall not be permitted to conduct a Trial in such market unless Inmarsat agrees in writing in advance. The MSV Parties shall conduct the Trials in accordance with the technical and operating parameters set forth in Exhibit N Prime and with a view to minimizing potential interference to MSS terminals. Inmarsat agrees that, to the extent any of the end users of its MSS (“End Users”) receive harmful interference as a result of Trials which have been operated in a Possible Trial Market listed in Exhibit B (or other agreed market) exclusively within the technical and operating parameters set forth in Exhibit N Prime, Inmarsat will be responsible for working with those customers to provide suitable alternatives and will not request (in a regulatory forum or otherwise) any action by the MSV Parties that may restrict such Trials.

Section 2.3 Involvement of Inmarsat in Trials. The MSV Parties shall provide Inmarsat with full and unrestricted access to the Trials conducted in accordance with the above provisions, including access to all technical, operating and customer data that is generated by the Trials, provided that all such information will be deemed proprietary to the MSV Parties and subject to the confidentiality provisions of Section 9.1 hereof. The MSV Parties shall consult with Inmarsat at least on a quarterly basis regarding the establishment, development, progress and relative success of the Trials and will have due regard to the reasonable views and recommendations of Inmarsat regarding such matters.

Section 2.4 Costs. Implementation of the Trials shall be exclusively the responsibility and at the cost of the MSV Parties, and Inmarsat shall have no obligation to itself incur any costs or to reimburse any of the MSV Parties for any costs that the MSV Parties may incur, in relation to the same. Any and all costs incurred by any of the Parties relating to the Trials contemplated by this Article 2, and their related filings, will be exclusively for the account of the MSV Parties provided that (a) those costs incurred by Inmarsat in connection with providing suitable alternatives to its customers, as described in Section 2.2 above, and (b) those additional costs incurred by and at the discretion of Inmarsat for its benefit (e.g., additional consultants and Inmarsat travel attendance) shall be exclusively for the account of Inmarsat.

Section 2.5 Spectrum for the Trials. The Trials shall be conducted in the frequencies 1545-1557/1646.5-1658.5 MHz (the “Trial Frequencies”) and for such purpose Inmarsat shall make available free of charge to the MSV Parties, in the geographic area of the Trials only, any spectrum currently utilized by Inmarsat (or made available to Inmarsat under the Phase 0 Spectrum Plan) and forming part of the Trial Frequencies, by way of a grant of temporary use, for the purposes of the Trials only, which shall terminate automatically on the Trials End Date. In the event that the Trials cannot be conducted within the Trial Frequencies because of government or other unrelated unilateral third party actions or inactions, the Parties agree that they will respectively use their commercially reasonable efforts to (a) remedy the situation, including through consideration of alternative geographic area locations (which the MSV Parties may propose) as Possible Trial Markets with reasonably acceptable characteristics, in order to make fully available the Trial Frequencies for the Trials, failing achievement of which (b) make available alternative spectrum for the Trials to ensure that each Party obtains the full benefit of the Trials (in accordance with the provisions of Section 3.1(b) below). To the extent any of the spectrum used for the Trials is currently, or becomes, utilized by Inmarsat hereunder, the MSV Parties will enter into a spectrum loan agreement with respect to such Inmarsat spectrum for the term of the Trials in the form of the Phase 0 Block Loan Agreement (Exhibit B3), mutatis mutandis with changes to reflect the spectrum to be used, the term of the use by the MSV Parties and otherwise consistent with the provisions of this Section 2.5.

Section 2.6 Mutual Support for the Trials and Phase 1 Implementation. The Parties agree that the Trials are intended to be a precursor to enable the MSV Parties to secure a commercial partner and to move ahead with one or more partners in a full-scale implementation of a hybrid MSS/ATC service supporting a UMB, Wimax, LTE or other communications service to the North American mass consumer market and based on adoption of either the Phase 1 Spectrum Plan or the Phase 1A Spectrum Plan leading through a commercial scale-up to adoption of the Phase 2 Spectrum Plan within the time frames stipulated for adoption of those Spectrum Plans (the “Purpose”). The Parties agree to use their respective best commercial efforts expeditiously to advance the Purpose and to do no act or thing which would or would be likely to detract from the Purpose, from the Signing Date (i) until December 31, 2009 and, (ii) in the event that the Effective Date has occurred, until the Trials End Date (the “Minimum Period”). In order to facilitate such purpose, during the Minimum Period, Inmarsat shall cooperate with and affirmatively support the MSV Parties’ efforts in respect of the Trials implemented in accordance with this Agreement, including supporting the MSV Parties’ requests for necessary regulatory approvals. In addition to the foregoing, the MSV Parties agree to use their respective best efforts to procure the expeditious completion of the Triggering Investment in order to cause the Effective Date to occur.

ARTICLE 3 - COORDINATION OF L-BAND SPECTRUM

Section 3.1 Commitments Regarding Coordination.

(a) General. The Parties’ coordination of the operation of their respective L-band systems includes: (i) the use of spectrum by the MSV Parties and Inmarsat with respect to their North American operations as set forth in the Phase 0 Spectrum Plan (as defined in Section 3.2(a) hereof), the Phase 1 Spectrum Plan (as defined in Section 3.2(b) hereof), the Phase 1A Spectrum Plan (as defined in Section 3.2(b) hereof), the Phase 1 Alternative Spectrum Plans (as defined in Section 3.2(c) hereof), the Phase 2 Spectrum Plan (as defined in Section 3.2(d) hereof) and the Primary Default Spectrum Plan (as defined in Section 3.2(e) hereof, and, collectively with the Phase 0 Spectrum Plan, the Phase 1 Spectrum Plan, the Phase 1A Spectrum Plan, the Phase 1 Alternative Spectrum Plans and the Phase 2 Spectrum Plan, the “Spectrum Plans”); (ii) ongoing agreement and coordination between the Parties relating to the development and maintenance of spectrum coordination, loan, re-use, assignment and/or other mechanisms to make available third party L-band spectrum or space segment capacity in ITU Region 2 as detailed in Section 3.4 below and in Exhibit M (the “Third Party Spectrum Plans”), which support and are integrated in the Spectrum Plans; (iii) agreement on a comprehensive L-band Coordination Plan (as set out in Section 3.3 and Exhibit L) that incorporates the Spectrum Plans and the Third Party Spectrum Plans and specific parameters to which the Parties have already agreed; and (iv) agreement on the terms for operation of ATC in ITU Region 2 (as set out in Section 3.5 and Exhibits N, N Prime, T, U and V) and as set out in Exhibit M with regard to each of the provisions (i)-(iv) above as applicable. The Spectrum Plans, the Third Party Spectrum Plans, the L-band Coordination Plan, and the terms for operation of ATC are collectively referred to herein as the “Plans.”

(b) Full Benefits of the Trials, the Plans, and the Arbitrations. The Parties agree to use their respective best commercial efforts to take all actions (or omit to take actions) necessary or desirable in order to ensure that each Party obtains the full benefit of the Trials in accordance with Article 2 above, the Plans in accordance with the provisions of this Article 3, the results of any Disputed Spectrum arbitration in accordance with Section 3.2, L-band Coordination Plan arbitration in accordance with Section 3.3, or ATC arbitration in accordance with Section 3.5 (together the “Arbitrations”) or other benefits of the Parties described hereunder. The Parties shall provide for satellite and spectrum coordination and use that is consistent with the Plans (including, in the event of any default, any modification to a previously operative, or adoption of an agreed, Spectrum Plan), in each Party’s future commercial relationships and operators’ agreements (including any renewals or extensions of existing commercial relationships and operators’ agreements) and in its correspondence and actions with or before the ITU, all relevant Administrations and third party coordination agreements. Without limiting the generality of the foregoing, the Parties agree that if, at any time, any particular Trial, Plan, Arbitration or other benefit hereunder cannot readily be made available to the Parties or any of them hereunder in accordance with the terms of this Agreement because the Administrations or other third parties indicate disapproval of any of the same, then, subject to compliance with applicable regulatory and legal requirements, the Parties shall use their respective best commercial efforts (except as otherwise specified in relation to any rights hereunder) to take all actions (a) to remedy the situation, to make fully available the full benefit of the Trials in accordance with Article 2 above, the Plans in accordance with the provisions of this Article 3 (including, in the event of any default, or any modification to a previously operative, or adoption of an agreed, Spectrum Plan), the Arbitrations in accordance with Sections 3.2, 3.3 and 3.5, and/or all other benefits of the Parties as described hereunder, failing achievement of which (b) to enter into alternative commercial contractual arrangements (including, for example, capacity lease or similar agreements) to the extent necessary to ensure that the Parties realize operational and commercial benefits that mirror, as closely as possible, the operational and commercial benefits intended to be derived from the Trials, the Plans, the Arbitrations, and/or other benefits hereunder as aforesaid, without net incremental cost or benefit to each other for access to the full benefit of the Trials, Plans, Arbitrations, and/or other benefits hereunder.

(c) Multi-lateral Coordination. The Parties agree that the 1999 SSA adopted pursuant to the Mexico City MOU, the underlying technical parameters of those arrangements, and subsequent bilateral arrangements, as modified by the provisions of this Agreement and by the Plans to be implemented pursuant to this Agreement, comprise a multilateral international spectrum coordination arrangement among the Parties under the Mexico City MOU. The Parties will use their best commercial efforts to implement this Agreement and the Plans (as modified from time to time under this Agreement), inter alia, through bilateral and/or multilateral temporary loans as provided in the Mexico City MOU, and also, to the extent provided in Article 3 hereof and Exhibit M, by seeking to implement certain Spectrum Plans through changes to their respective frequency assignments under the Mexico City MOU or other mutually agreed means. Such changes to the Parties’ respective frequency assignments may be sought, as appropriate, by seeking superseding spectrum sharing agreement(s) thereunder (each an “SSA”), modifying the Mexico City MOU, and/or replacing the annual SSAs with more long-term agreements.

(d) Overall Purposes of Coordination. As further provided in this Agreement, the Parties agree to use their respective best commercial efforts (i) to implement the Spectrum Plans contemplated by this Agreement by establishing spectrum usage rights with the Administrations, with any other appropriate regulatory authorities and with any and all affected satellite system operators and (ii) to enjoy the benefits thereof on an ongoing basis including, as applicable, pursuant to commercial agreements, bilateral or multilateral operator-to-operator agreements, ITU coordination agreements, and/or through regulatory action of the ITU, FCC, Industry Canada, Ofcom, and/or any other relevant regulatory body. The Parties shall take all actions in support of (and none against) the utilization of the L-band in ITU Region 2 as may be required pursuant to the terms of this Agreement or as may reasonably be requested by any Party in order to implement such terms. The Parties shall not seek to amend, delay or accelerate the Plans or other arrangements contemplated by this Article 3, or act in any way contrary to such Plans and arrangements, except by prior written agreement.

Section 3.2 Spectrum Plans; Usage of L-band Spectrum by the Parties.

(a) The Phase 0 Spectrum Plan. Except as described to the contrary herein, the Phase 0 Spectrum Plan, as described in Exhibit D, shall take effect on the Signing Date and remain in effect until the Parties transition to (i) either the Phase 1 Spectrum Plan or the Phase 1A Spectrum Plan in accordance with Section 3.2(b) hereof, or (ii) any of the Phase 1 Alternative Spectrum Plans in accordance with Section 3.2(c) hereof, in which event the provisions of such subsequent applicable Spectrum Plan will supersede and replace the arrangements in this Section 3.2(a).

(i) Disputed Spectrum. In order to resolve existing disputes amongst MSVLP, MSV Canada, Inmarsat, and their Related Parties, as defined herein, regarding access to certain L-band frequencies addressed in the 1999 SSA and subsequent arrangements, which frequencies are identified in Exhibit C (such frequencies, the “Disputed Spectrum”), the Parties agree that:

(A) The Parties will effect mutual loans and right of use swaps in accordance with the Phase 0 Spectrum Plan to ensure that Inmarsat shall continue to have use of spectrum equivalent in amount to the Disputed Spectrum (the “Tolled Spectrum”) from the Signing Date until the earlier of (1) the sixth anniversary of the Signing Date (the “Sixth Anniversary”) and (2) the date on which the Phase 1 Condition is satisfied (the “Tolling Period”). Such Tolled Spectrum includes portions of the band segments that comprise the Disputed Spectrum and is identified more specifically in Exhibit D.

(B) To preserve the Parties’ respective legal claims and rights with respect to the Disputed Spectrum and the Tolled Spectrum, each Party agrees that the Tolling Period shall be excluded when determining whether any civil or administrative claim is time-barred by statute of limitations, laches or any other time-related defenses. Each Party further agrees that it will not assert or argue in any civil or regulatory forum that the other Party has failed to act in a timely fashion and will not plead any statute of limitations, laches or other similar defense to any civil or regulatory action. Each Party agrees that the continued use of any portions of the Tolled Spectrum by the other Parties during the Tolling Period, as contemplated by the Phase 0 Spectrum Plan, shall not be asserted or claimed by any Party to be a waiver or estoppel of the other Party’s rights or claims regarding the Disputed Spectrum or the Tolled Spectrum, nor shall such continued use be asserted as any similar defense or counter claim. This provision shall not apply to toll any applicable limitations period for any claim or cause of action based on a new, distinct or different transaction or occurrence unrelated to the Disputed Spectrum or the Tolled Spectrum.

(C) In the event that either (1) the Phase 1 Condition has been satisfied or (2) the MSV Parties have elected under Section 3.2(c)(ii) to implement the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum, then the MSV Parties shall forthwith be deemed to have unconditionally and irrevocably withdrawn their dispute against Inmarsat in relation to the Disputed Spectrum and shall in full and final settlement of such dispute be deemed to have provided Inmarsat with full rights of use to all of the Tolled Spectrum.

(D) From September 1, 2011, in the event that (1) the Phase 1 Condition has not been satisfied and (2) the MSV Parties have not elected under Section 3.2(c)(ii) to implement the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum, the Parties agree to submit to binding arbitration for resolution of their respective rights with respect to the Disputed Spectrum, which may be initiated by the MSV Parties in their absolute discretion at any time thereafter and prior to the Sixth Anniversary in accordance with sub-paragraph (E) below. The Parties agree that the arbitral decision shall solely determine rights of use to the Disputed Spectrum and no damages shall be the subject matter of determination by the arbitrator. Costs with respect to the arbitration process to be incurred by the Parties shall be shared equally, it being understood that each Party’s respective expenses for participation in the arbitration, preparation for the arbitration and defense of their respective positions shall be borne solely by each respective Party. The Parties agree in the context of the arbitration, that if any Disputed Spectrum is awarded to the MSV Parties by the arbitrator, Inmarsat shall transition the use of a like amount of the Tolled Spectrum to the MSV Parties on or before the later of (a) the Sixth Anniversary and (b) the date falling twelve months following the arbitral award, and such transfer shall be in full satisfaction of the arbitral award and the dispute between the Parties relating to the Disputed Spectrum. Other than as provided above, neither Party shall bring any claim or pursue any legal or other remedies in any court or other venue with respect to such Party’s claims regarding the Disputed Spectrum, except if necessary to enforce provisions of this Agreement implementing the arbitrator’s award. Without limiting the generality of the foregoing, each Party hereby waives any claims or defenses of forum non conveniens, subject matter jurisdiction, waiver, estoppel, laches, or other similar claims or defenses to the bringing or pursuit of any such claims regarding the Disputed Spectrum. Each Party further agrees (i) that arbitration with respect to the Disputed Spectrum as set forth above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (ii) to fully cooperate in seeking to implement such arbitral determination of their respective rights to the Disputed Spectrum with the Administrations, other regulatory authorities and governmental bodies, and under the Mexico City MOU. The Parties further agree that, if such arbitrator finds in favor of the MSV Parties, in whole or in part, the MSV Parties shall be assigned the use of frequencies from the Tolled Spectrum as described above (the “New MSV Frequencies”) in such a manner as to provide the MSV Parties with as much additional contiguity as possible while reducing Inmarsat’s contiguity as little as possible, provided however, that such additional spectrum shall be made available for the use of the MSV Parties only during such time as the Phase 0 Spectrum Plan is operative. Inmarsat agrees to take whatever actions are necessary to cease its operations using the New MSV Frequencies, so as to permit the MSV Parties to begin operations on all such frequencies by the later of (a) the Sixth Anniversary and (b) the date falling twelve (12) months following the arbitral award.

(E) Binding arbitration in accordance with sub-paragraph (D) above shall be administered by the American Arbitration Association (“AAA”) in accordance with its most expedited commercial arbitration rules, consistent with the intent of the Parties to resolve the dispute with a final arbitration decision within six (6) months of initiating the process. Unless the Parties can otherwise agree on an arbitrator within ten (10) days of initiation of the arbitration process, the AAA will provide a list of arbitrators. In such case, each Party will be permitted to strike one name from a list of arbitrators provided by the AAA and the AAA will then choose the arbitrator(s) from the remaining names. Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced in any court of competent jurisdiction. The arbitration shall be held in New York, New York and the arbitrator(s) shall apply New York law.

(ii) Phase 0 Block Loan. The MSV Parties shall loan and thereby make available for no consideration further L-band spectrum designated in the Phase 0 Spectrum Plan as “Phase 0 Block” to Inmarsat until the earlier of (1) the Phase 1 Completion Date and (2) the Sixth Anniversary; provided always, that in the event that Phase 1 Transition is still being implemented at the Sixth Anniversary, the term of the loan will be extended to the Phase 1 Completion Date, though later and provided further, for the avoidance of doubt, that in the event that either the Primary Default Spectrum Plan or the Alternative Default Spectrum Plan is brought into effect under this Agreement, the Phase 0 Block Loan shall be superseded by such Spectrum Plan. The terms governing the loan of the Phase 0 Block, and Inmarsat’s use of such spectrum, shall be as set forth in a definitive loan agreement substantially in the form attached as Exhibit B3 (the “Phase 0 Block Loan Agreement”).

(iii) Access to North America. The Parties shall use their respective best commercial efforts to ensure that frequencies made available to each of the Parties under the Phase 0 Spectrum Plan (including for the avoidance of doubt, with respect to Inmarsat, the Tolled Spectrum and the Phase 0 Block) shall for the duration of the Phase 0 Spectrum Plan be available for use by such Party or Parties and its Related Parties for their activities in North America without restriction (except as set out in this Agreement and the provisions of the Phase 0 Block Loan Agreement).

(iv) Phase 0 Implementation. Promptly following the Signing Date, the Parties agree to take all actions necessary to complete the transition of their respective agreed spectrum usage to the spectrum designations shown in the Phase 0 Spectrum Plan, so that the L-band spectrum in ITU Region 2 will be made available for the Parties’ respective use in accordance with the Phase 0 Spectrum Plan (the “Phase 0 Transition”). The Phase 0 Transition shall occur as soon as practicable after the Signing Date (consistent with the orderly transition of all the Parties’ respective affected customers and affected services), and in any event shall be completed no later than six (6) months following the Signing Date, provided however that MSVLP shall have twelve (12) months following the Signing Date to migrate customers receiving services pursuant to the Private Network Satellite Services Agreement executed by and between MSVLP and Geologic Solutions, Inc., as amended on August 1, 2007 (the “Geologic Migration”). On and from the Signing Date, Inmarsat may operate on spectrum designated for use to Inmarsat in the Phase 0 Spectrum Plan and not currently utilized by it to the extent that Inmarsat can reasonably do so without causing harmful interference to the MSV Parties’ operations not yet transitioned from that spectrum and provided further that by doing so Inmarsat does not prejudice or delay the expeditious completion of the Phase 0 Transition in accordance with the above provisions. Moreover, a reasonable delay of up to three (3) months may be permitted for the Parties to complete the Phase 0 Transition (other than the Geologic Migration), provided that the obligated Party promptly provides notice of any potential delay to the other Parties as soon as such Party becomes aware of the possibility of the same. For such purposes, “reasonable delay” shall mean any delay caused either by (1) required regulatory approvals that are not obtained despite the obligated Party’s best commercial efforts undertaking to obtain such approvals on a timely basis to avoid such delay; and/or (2) regulatory compliance or requirements that cause delay despite the obligated Party’s best commercial efforts undertaking to expedite such compliance and the performance of such requirements; and/or (3) inability to avoid delay because of third party hardware or software component obsolescence, shortages, or development, distribution, change-out or installation delays or similar events that were beyond the reasonable control of the obligated Party, provided, however, that in any event falling under items (1) to (3) above the timely obligations under this Agreement (including with respect to Phase 0 Transition activities) are not conditioned or qualified in any way by (a) the rights of the MSV Parties or their distribution partners and their service providers (provided that it is understood that delays caused by end customers shall fall potentially within the criteria of item (3) above provided the same was beyond the reasonable control of the obligated Party using best commercial efforts undertaken to expedite timely transition), (b) the costs to be incurred by the MSV Parties, or the liability that the MSV Parties may incur to any of its Related Parties in effecting the Phase 0 Transition, or (c) the costs that would have been incurred by any of the MSV Parties to compensate hardware or software manufacturers or developers to implement a timely Phase 0 Transition within the period scheduled for transition under this Section 3.2(a)(iv).

(b) The Phase 1 and Phase 1A Spectrum Plans.

(i) Phase 1 Notice. At any time from the Effective Date until September 1, 2011 (such period, the “Phase 1 Notice Period”), the MSV Parties may, subject to satisfaction of the Phase 1 Condition set out at Section 3.4(c) below, deliver to Inmarsat a notice (the “Phase 1 Notice”), which notice shall be in writing and delivered in accordance with the notice provisions in Section 9.2 of this Agreement, stating that the MSV Parties elect (subject to compliance with sub-paragraph (ii) below) to commence the process for transitioning from the Phase 0 Spectrum Plan either:

(A) to the spectrum plan set forth in Exhibit E1 (the “Phase 1 Spectrum Plan”) (a “Phase 1 Election”); or

(B) to the spectrum plan set forth in Exhibit E2 (the “Phase 1A Spectrum Plan”) (a “Phase 1A Election”);

provided that in the event that the MSV Parties shall deliver an Acceleration Notice to Inmarsat pursuant to the provisions in Section 3.2(b)(ii) below, a Phase 1 Notice may not be delivered to Inmarsat within one year following the delivery of the Acceleration Notice, and the MSV Parties may only then make a Phase 1 Election under sub-paragraph 3.2(b)(i)(A) above. If the MSV Parties fail to deliver the Phase 1 Notice by September 1, 2011 or the Phase 1 Notice shall otherwise become incapable of being given (for example if the conditions to the Effective Date are not satisfied), the notice opportunity shall lapse on such date (or on the date on which the Phase 1 Notice becomes incapable of being given, as applicable) and Inmarsat shall thereafter have no further obligations to implement either the Phase 1 Spectrum Plan, or the Phase 1A Spectrum Plan, or the Phase 2 Spectrum Plan. The date on which the Phase 1 Notice is given, or alternatively the notice opportunity lapses, shall for the purposes of this Agreement be the “Phase 1 Notice Date.”

(ii) Phase 1 Implementation. Promptly following the later of (1) valid delivery of the Phase 1 Notice in accordance with Section 3.2(b)(i) above, (2) the delivery of payment in full to Inmarsat of the Effective Date Shares and the Trigger Shares in accordance with Sections 4.1 and 4.2 below and the First Installment in accordance with Section 4.3(b) below, and (3) satisfaction or fulfillment of all required legal and regulatory conditions and requirements (if any) for the implementation of (A) the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or (B) the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made), as determined in the reasonable discretion of the MSV Parties based on the advice of counsel (satisfaction or fulfillment of which will be certified to Inmarsat by MSVLP and its counsel) (the “Phase 1 Final Regulatory Approval”) (the “Trigger Date”), and subject to the making of the remaining Phase 1 Compensation installments as provided in Section 4.3, the Parties agree to take all actions necessary to commence the transition of their respective spectrum use rights provided in (A) the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or (B) the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made), so that the L-band spectrum in ITU Region 2 will be available for the Parties’ respective use in accordance with (A) the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or (B) the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made) (the “Phase 1 Transition”). Phase 1 Transition shall be completed as soon as practicable after the Trigger Date (consistent with the orderly transition of all the Parties’ respective affected customers and affected services), and in any event shall be completed no later than:

(A) thirty (30) months following the Trigger Date (in the event a Phase 1 Election has been made) provided that the MSV Parties, conditioned upon prior payment in full to Inmarsat of the Acceleration Payment in accordance with Section 4.3(a) below, may elect in their absolute discretion by notice in writing to Inmarsat on or after the Effective Date (an “Acceleration Notice”) to accelerate the foregoing transition period so that the transition to the Phase 1 Spectrum Plan shall be completed no later than eighteen (18) months following the Trigger Date, provided that issuance of the Acceleration Notice shall not obligate the MSV Parties to issue the Phase 1 Notice, or

(B) eighteen (18) months following the Trigger Date (in the event a Phase 1A Election has been made)

(in either case, the transition completion date is referred to herein as the “Phase 1 Completion Date”). Beginning twelve (12) months following the Trigger Date, the MSV Parties may operate on spectrum provided for use to the MSV Parties in the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or in the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made) and not currently utilized by the MSV Parties to the extent that the MSV Parties can reasonably do so without causing harmful interference to Inmarsat operations not yet transitioned from that spectrum and provided further that by doing so the MSV Parties do not prejudice or delay the expeditious completion of the Phase 1 Transition in accordance with the above provisions. Moreover, a reasonable delay of up to nine (9) months may be permitted for the Parties to complete the Phase 1 Transition, provided that the obligated Party promptly provides notice of any potential delay to the other Parties as soon as such Party becomes aware of the possibility of the same. For such purposes, “reasonable delay” shall mean any delay caused either by (1) required regulatory approvals that are not obtained despite the obligated Party’s best commercial efforts undertaking to obtain such approvals on a timely basis to avoid such delay; and/or (2) regulatory compliance or requirements that cause delay despite the obligated Party’s best commercial efforts undertaking to expedite such compliance and the performance of such requirements; and/or (3) inability to avoid delay because of third party hardware or software component obsolescence, shortages, or development, distribution, change-out or installation delays or similar events that were beyond the reasonable control of the obligated Party, provided, however, that in any event falling under items (1) to (3) above the timely obligations under this Agreement (including with respect to Phase 1 Transition activities) are not conditioned or qualified in any way by (a) the rights of Inmarsat or its distribution partners and their service providers (provided that it is understood that delays caused by end customers shall fall potentially within the criteria of item (3) above provided the same was beyond the reasonable control of the obligated Party using best commercial efforts undertaken to expedite timely transition), (b) the costs to be incurred by Inmarsat, or the liability that Inmarsat may incur to any of its Related Parties in effecting the Phase 1 Transition, or (c) the costs that would have been incurred by Inmarsat to compensate hardware or software manufacturers or developers to implement a timely Phase 1 Transition within the period scheduled for transition under this Section 3.2(b)(ii). Following the making of all payments up to and upon the Phase 1 Completion Date in accordance with the requirements of Section 4.2 to Section 4.4 below, each of the Parties shall maintain its respective rights of use to spectrum in ITU Region 2 in accordance with the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made) for so long as such Party (or its successor in interest) is an L-band MSS operator in ITU Region 2, except as provided in Section 3.2(e).

(iii) In the event that there shall be a MSV Payment Default (as such term is defined by Section 4.5(c)) and Inmarsat shall make an election under Section 3.2(e)(i), then the Parties agree that the Phase 1 Spectrum Plan (in the event a Phase 1 Election has been made) or the Phase 1A Spectrum Plan (in the event a Phase 1A Election has been made) shall not be implemented, Phase 1 Transition shall be discontinued (without prejudice to MSV’s payment obligations under Section 4.2 to Section 4.4), the Phase 2 Spectrum Plan shall become inoperable and the Parties shall either (A) revert to spectrum usage under the Phase 0 Spectrum Plan (as adjusted pursuant to the provisions of Section 3.2(e)) until the Sixth Anniversary, whereupon the Alternative Default Spectrum Plan will come into effect in accordance with Section 3.2(c)(iv) below or (B) the Primary Default Spectrum Plan will come into effect in accordance with Section 3.2(e)(i) below, in each case in accordance with the Inmarsat election made under such Section 3.2(e)(i).

(c) The Phase 1 Alternative Spectrum Plans. In the event that the MSV Parties shall not issue a Phase 1 Notice on or before September 1, 2011 or the Triggering Investment is not completed on or before the date falling two years following the Signing Date (the earlier such date being the “Phase 1A Date”), or (in the case of sub-paragraph (iv) below) Section 3.2(e) shall apply, then the Parties agree that:

(i) except in the circumstances set forth at sub-paragraph (iv) below, in the event that the Intended Spectrum is available to the Parties on the Phase 1A Date, then on and from the Sixth Anniversary each Party’s spectrum position in ITU Region 2 shall be as set forth in Exhibit G1 (“Phase 1 Alternative Spectrum Plan – With Intended Spectrum”) and the Phase 1 Alternative Spectrum Plan - With Intended Spectrum shall thereafter remain in effect for such time as such Party (or its successor in interest) shall remain an L-band MSS operator in ITU Region 2; or

(ii) in the event that the Intended Spectrum is not available to the Parties on the Phase 1A Date, the MSV Parties may, provided that they have not initiated arbitration proceedings under Section 3.2(a)(i)(D), elect by notice in writing not less than one year prior to the Sixth Anniversary to re-band in accordance with this sub-paragraph (ii), and following the making of such election on and from the Sixth Anniversary each Party’s spectrum position in ITU Region 2 shall be as set forth in Exhibit G2 (“Phase 1 Alternative Spectrum Plan – Without Intended Spectrum”) and the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum shall thereafter remain in effect for such time as such Party (or its successor in interest) shall remain an L-band MSS operator in ITU Region 2; or

(iii) in the event that the Intended Spectrum is not available to the Parties on the Phase 1A Date and the MSV Parties do not elect to re-band in accordance with sub-paragraph (ii) above, then each Party’s spectrum position in ITU Region 2 shall continue to be as per the Phase 0 Spectrum Plan (as appropriately modified by the decision of the arbitrator and the resultant transfer of Tolled Spectrum by Inmarsat to the MSV Parties in accordance with Section 3.2(a)(i)(D)), which shall remain in effect for such time as such Party (or its successor in interest) shall remain an L-band MSS operator in ITU Region 2; or

(iv) in the event that Inmarsat shall exercise its option under Section 3.2(e)(i)(1), then on and from the Sixth Anniversary each Party’s spectrum position in ITU Region 2 shall be as set forth in Exhibit H2 (the “Alternative Default Spectrum Plan,” together with the Phase 1 Alternative Spectrum Plan – With Intended Spectrum and the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum, the “Phase 1 Alternative Spectrum Plans”) and the Alternative Default Spectrum Plan shall thereafter remain in effect for such time as such Party (or its successor in interest) shall remain an L-band MSS operator in ITU Region 2.

(d) The Phase 2 Spectrum Plan

(i) Phase 2 Notice. At any time from January 1, 2010 until January 1, 2013 (such period, the “Phase 2 Notice Period”), and provided that (a) the MSV Parties shall have validly delivered a Phase 1 Notice in accordance with Section 3.2(b)(i) above and (b) the Phase 2 Condition as set out at Section 3.4(c) below shall be fully satisfied and (c) the MSV Parties shall have duly paid Inmarsat (1) the Phase 1 Shares in accordance with Section 4.4 and (2) the First Phase 2 Payment in accordance with Section 4.5(a), the MSV Parties may deliver to Inmarsat a notice (the “Phase 2 Notice”), which notice shall be in writing and delivered in accordance with the notice provisions in Section 9.2 of this Agreement, stating that the MSV Parties elect to commence the process for transitioning the Parties’ respective spectrum usage to the spectrum plan set forth in Exhibit F (the “Phase 2 Spectrum Plan”). If the MSV Parties deliver the Phase 1 Notice in accordance with Section 3.2(b)(i) but fail to deliver the Phase 2 Notice by January 1, 2013, then the Phase 2 Notice may be given by Inmarsat, acting in its absolute discretion, to the MSV Parties on any date between (and including) January 1, 2013 and January 1, 2015 provided only that the Phase 2 Condition shall be fully satisfied.

(ii) Phase 2 Implementation. Promptly following delivery of the Phase 2 Notice, the Parties agree to take all actions necessary to commence the transition of their respective spectrum usage to the spectrum designations shown in the Phase 2 Spectrum Plan (the “Phase 2 Transition”), so that the L-band spectrum will be available for the Parties’ respective use in ITU Region 2 in accordance with the Phase 2 Spectrum Plan as soon as practicable (consistent with the orderly transition of all the Parties’ respective affected customers and affected services), and in any event the Phase 2 Transition shall be completed no later than twenty-four (24) months following the date of issuance of the Phase 2 Notice (the date that is 24 months following the date of issuance of the Phase 2 Notice is referred to herein as the “Phase 2 Completion Date”). Moreover, a reasonable delay of up to nine (9) months may be permitted for the Parties to complete the Phase 2 Transition, provided that the obligated Party promptly provides notice to the other Parties of any potential delay as soon as such Party becomes aware of the possibility of the same. For such purposes, “reasonable delay” shall mean any delay caused either by (1) required regulatory approvals that are not obtained despite the Party’s best commercial efforts undertaking to obtain such approvals on a timely basis to avoid such delay; and/or (2) regulatory compliance or requirements that cause delay despite the Party’s best commercial efforts undertaking to expedite such compliance and the performance of such requirements; and/or (3) inability to avoid delay because of third party hardware or software component obsolescence, shortages, or development, distribution, change-out or installation delays or similar events that were beyond the reasonable control of the obligated Party, provided, however, that in any event falling under items (1) to (3) above the timely obligations under this Agreement (including with respect to Phase 2 Transition activities) are not conditioned or qualified in any way by (a) the rights of Inmarsat or its distribution partners and their service providers (provided that it is understood that delays caused by end customers shall fall potentially within the criteria of item (3) above provided the same was beyond the reasonable control of the obligated Party using best commercial efforts undertaken to expedite timely transition), (b) the costs to be incurred by Inmarsat, or the liability that Inmarsat may incur to any of its Related Parties in effecting the Phase 2 Transition, or (c) the costs that would have been incurred by Inmarsat to compensate hardware or software manufacturers or developers to implement a timely Phase 2 Transition within the period scheduled for transition under this Section 3.2(d)(ii). Following the completion of the implementation of the Phase 2 Spectrum Plan, each Party shall maintain its respective rights of use to spectrum in ITU Region 2 in accordance with the Phase 2 Spectrum Plan for so long as such Party (or its successor in interest) is an L-band MSS operator in ITU Region 2, and subject to the continued making of payments as provided in Section 4.5, except that:

(A) In the event that the MSV Parties terminate the Phase 2 Annual Payments in accordance with Section 4.5(b), then the Parties will revert to the Phase 1 Spectrum Plan (in the event a Phase 1 Election was made) or the Phase 1A Spectrum Plan (in the event a Phase 1A Election was made); and

(B) In the event that any of Sections 3.2(e)(ii) to (iv) applies, then the provisions of such Sections will take priority and the Parties will implement the Primary Default Spectrum Plan or the Alternative Default Spectrum Plan (as determined in accordance with Sections 3.2(e)(ii) to (iv), as applicable) in replacement of the Phase 2 Spectrum Plan.

(e) Default Spectrum Plans. In the event that there shall have occurred a MSV Payment Default, then the Parties agree that:

(i) where a MSV Payment Default takes place after the Phase 1 Notice Date but before the Phase 1 Completion Date, then Inmarsat shall in its absolute discretion elect by notice in writing to the MSV Parties either (1) to convert the Phase 0 Block Loan into a permanent assignment in its favor, whereupon the Parties agree that the Phase 0 Block Loan shall automatically be converted into such permanent assignment to Inmarsat and the Alternative Default Spectrum Plan shall come into effect on the Sixth Anniversary, or (2) to bring into effect the Primary Default Spectrum Plan (being the spectrum usage plan set out at Exhibit H1) on a date (not later than the Sixth Anniversary) to be notified by Inmarsat to the MSV Parties, without prejudice to Inmarsat’s remedies available to it as a matter of law in relation to the MSV Payment Default;

(ii) where a MSV Payment Default takes place on or after the Phase 1 Completion Date but prior to payment of the Five Years Payment Amount, then (1) in the event that the Phase 1A Spectrum Plan is then or has previously been in effect, the Alternative Default Spectrum Plan shall automatically be brought into effect and (2) in the event that the Phase 1 Spectrum Plan is then or has previously been in effect, the Primary Default Spectrum Plan shall automatically be brought into effect, in each case on a date (not later than the Sixth Anniversary) to be notified by Inmarsat to the MSV Parties, without prejudice to Inmarsat’s remedies available to it as a matter of law in relation to the MSV Payment Default;

(iii) where a MSV Payment Default takes place after the payment of the Five Years Payment Amount, Inmarsat shall have the right in its absolute discretion to elect either to pursue the remedies available to it as a matter of law, or may in lieu thereof elect to implement the Primary Default Spectrum Plan, which Plan shall be brought into effect on a date (not later than the Sixth Anniversary) to be notified by Inmarsat to the MSV Parties; and

(iv) where in any of the above cases the Primary Default Spectrum Plan is to be brought into effect, or the Alternative Default Spectrum Plan is to be brought into operation pursuant to sub-paragraph (ii) above, the Parties agree to take all actions necessary to commence the transition of their respective allocated spectrum usage to the spectrum assignments shown in the Primary Default Spectrum Plan, or the Alternative Default Spectrum Plan, as applicable, so that the L-band spectrum will be available for the Parties’ respective use in accordance with the Primary Default Spectrum Plan or the Alternative Default Spectrum Plan, as applicable, as soon as practicable (consistent with the orderly transition of all the Parties’ respective affected customers and affected services), and in any event shall be completed no later than nine months following the date of the notification by Inmarsat triggering the implementation of the Primary Default Spectrum Plan or the Alternative Default Spectrum Plan, as applicable.

(v) Following implementation in accordance with the foregoing, each Party shall maintain its respective usage of spectrum in ITU Region 2 in accordance with the relevant Spectrum Plan adopted pursuant to the above provisions for so long as such Party (or its successor in interest) is an L-band MSS operator in ITU Region 2.

(f) [This paragraph intentionally omitted.]

(g) Transitions to Different Spectrum Plans. In the case of the Phase 0 Spectrum Plan, upon the Signing Date, in the case of the Phase 1 Spectrum Plan (in the event a Phase 1 Election is made), upon the Trigger Date, in the case of the Phase 1A Spectrum Plan (in the event a Phase 1A Election is made), upon the Trigger Date, in the case of the Phase 2 Spectrum Plan, upon delivery of the Phase 2 Notice, in the case of any of the Phase 1 Alternative Spectrum Plans (other than the Alternative Default Spectrum Plan), immediately following the Phase 1A Date, in the case of the Primary Default Spectrum Plan and the Alternative Default Spectrum Plan, immediately upon the relevant triggering event set out at Section 3.2(e), and in the case of the Third Party Spectrum Plans, immediately upon their adoption into or amendment to any other Spectrum Plan in accordance with the provisions of this Agreement, each Party shall expedite the development of an implementation plan, which shall be coordinated with each of the other Parties, that will reflect all such actions as shall be necessary or advisable to effect the implementation of the L-band frequency ITU Region 2 use arrangements set forth in the respective Spectrum Plan, including, but not limited to (i) replacement or modification of user terminals, including in the case of the Phase 1 and Phase 2 Spectrum Plans, adding appropriate filters to all terminals operating on the Inmarsat system that might otherwise receive interference from or cause interference to the operation of the systems of the MSV Parties operating in accordance with this Agreement (or otherwise addressing such interference by other appropriate means, including at the absolute discretion of Inmarsat by discontinuance or replacement of any affected service or terminal), (ii) filings with Administrations and other regulatory authorities and governmental bodies of the revised spectrum assignments and revised technical sharing criteria, as necessary, (iii) interim and/or temporary spectrum sharing arrangements or assignments so as to minimize disruption to the Parties’ customers and/or accelerate the process of transition, and (iv) the transition of any and all of its customers, resellers, agents or other parties (whether under its control or otherwise) or with whom it has a contractual or other business relationship and who are using or may come to use any spectrum required by this Agreement to be relinquished by such Party, to ensure the effective implementation of that particular Spectrum Plan. The Parties agree that such implementation plans will reflect the following commitments of the Parties: (x) each Party shall complete the transition of all end users of its services in a manner consistent with that particular Spectrum Plan and such Party’s obligations hereunder and under its implementation plan with respect to that particular Spectrum Plan, (y) to the extent a Party adds any new end users after the Signing Date, all such additional users shall (to the extent that the Party can procure the same) be integrated into the Party’s implementation plan with respect to that particular Spectrum Plan, and (z) agreements and arrangements with a Party’s customers, distributors, resellers and end users will (to the extent that the Party can procure the same) be modified, amended and/or extended only in a manner which is consistent with such Party’s obligations hereunder and under its implementation plan with respect to that particular Spectrum Plan.

(h) Additional Transition Actions. The Parties shall take the following steps which will be deemed part of the implementation plan with respect to each Spectrum Plan: the Parties will meet on a quarterly basis to review the transition plans referred to above and to provide any updates to such plans, including any material issues that have occurred or may occur, with a goal of trying to work cooperatively to effect a smooth transition for their respective services, customers, resellers, agents and end users, and will provide each other updated confirmation (in the minutes of the meeting and/or other written confirmation) that there are no other issues outstanding which place the continued and timely execution of their respective implementation plans at risk.

(i) Transition Costs. With the exception of the payment of the Phase 1 Compensation to Inmarsat, as described in Section 4.2 to Section 4.4 and the sharing of costs and expenses relating to the acquisition and maintenance of Additional L-band Spectrum as set out at Section 3.4 below, each Party shall be solely responsible for (and shall indemnify the other Party against) any and all damages, costs, claims, losses and expenses incurred by it in connection with the transition of such Party’s customers, resellers, agents or other parties (whether under its control or otherwise) or with whom it has a contractual or other business relationship, in connection with the implementation of any Spectrum Plan, including the removal of any such Persons from or to any other blocks of L-band spectrum coordinated for use by such Party, or to other or replacement frequencies and/or services.

Section 3.3 Spectrum Sharing

(a) Scope.

(i) In order to minimize interference among the Parties’ respective operations and increase and make more efficient use of the L-band spectrum and orbital resource in ITU Region 2, the Parties have jointly developed the “L-band Coordination Plan” as described in this Section 3.3 and attached as Exhibit L, which describes how the spectrum usage described in the Spectrum Plans will be used by all the satellite systems indicated in Exhibit I (“Newly Coordinated Satellites”) and Exhibit J (“Previously Coordinated Satellites”). The satellite systems (including both the space stations and their associated ground segments) identified in Exhibit I and Exhibit J are collectively referred to as the “Coordinated Networks.”

(ii) Except as expressly limited in this Section 3.3 or Exhibit L, each of the Parties may use their absolute discretion to operate using any of the spectrum made available to that Party in any of the Spectrum Plans between or among any of its Coordinated Networks, including without regard to the Administration that has licensed the Coordinated Network.

(iii) ATC operations in ITU Region 2 are to be governed separately by Section 3.5. This Section 3.3 and Exhibit L do not limit ATC operations, so long as such operations are consistent with the parameters specified in Section 3.5 and Exhibits N or N Prime (as applicable), T, U and V. In implementing the L-band Coordination Plan, the Party coordinating its operations shall have absolute discretion to coordinate based on a dynamic use of all or any part of the spectrum available to it under the prevailing Spectrum Plan for any variety of combinations of ATC and MSS operations. Thus, a Party may coordinate for use of a particular set of frequencies for any combination or combinations of ATC and MSS operations.

(b) Term and Termination.

(i) The L-band Coordination Plan shall be effective on the Signing Date and shall have a term consisting of the life of the satellites that are included in the L-band Coordination Plan and any Replacement Satellites or Future Satellites admitted to the L-band Coordination Plan.

(ii) Any Party shall be entitled to substitute another satellite for any of its satellites included in the L-band Coordination Plan only to the extent that such satellite qualifies as a “Replacement Satellite” (as such term is defined in Exhibit A). The Parties shall use their respective best commercial efforts to include in the L-band Coordination Plan any “Future Satellite” (as such term is defined in Exhibit A) in accordance with the provisions of this Section 3.3, mutatis mutandis, to the extent that including such satellites is not inconsistent with other provisions of this Agreement.

(c) Process for Implementing the L-band Coordination Plan.

(i) As soon as practicable after the Signing Date, the Parties shall meet to exchange additional information and plan for future negotiations with other L-band operators.

(ii) At such meeting, the Parties shall exchange the information identified in Exhibit K and provide each other with any of their relevant commitments with regard to third party coordination agreements outside the Mexico City MOU interfacing with North America subject always to the Parties’ respective confidentiality obligations to third parties.

(iii) Each Party agrees to review proposals by the other Party, that may seek additional flexibility for satellite operations. Each such Party will not unreasonably withhold approval of such other Party’s proposed modifications, provided that such Party is able to reasonably demonstrate that such modifications can be made without increasing the level of interference to such other Party.

(iv) The Parties agree to establish a working group and to periodically meet and review topics relevant to this Section 3.3 and Exhibit L.

(v) In the event of any disputes with regard to the L-band Coordination Plan, such disputes will be subject to binding arbitration, consistent with the same process (including AAA expedited commercial arbitration rules), waivers and other relevant agreements as set forth in Section 3.2(a)(i)(E) hereof.

Section 3.4 Access to Additional L-Band Spectrum.

(a) During the Availability Period, the Parties will cooperate in good faith and use their respective best commercial efforts to (i) acquire and maintain access to and rights to use, additional L-band spectrum in North America to which the Parties do not already have rights including any spectrum coordinated for use to the Mexican mobile satellite operator (“Mexico”) pursuant to the 1999 SSA (such spectrum collectively, the “Additional L-Band Spectrum”), consistent with the Parties’ desire to implement the Spectrum Plans, and (ii) obtain the consents of Mexico and its telecommunications administration, and the Russian mobile satellite operator (“Russia”) and its telecommunications administration, as required to facilitate the full implementation of this Agreement in accordance with its terms (including the Trials referred to in Article 2 above, the adoption of the Spectrum Plans and the transition activities required to implement the same, and the L-band Coordination Plan). Such best commercial efforts shall include the Parties’ efforts and actions as in effect today relating to joint international opportunities, and as modified by the terms set out below in this Section 3.4.

(b) If the Parties are not able to negotiate access to Additional L-Band Spectrum coordinated for use by Mexico (the “Intended Spectrum”) pursuant to the terms of Exhibit M (and such spectrum is not otherwise awarded to the Parties through other means), then the Parties agree to continue to use their respective best commercial efforts during the Availability Period to cooperate to obtain, for the benefit of the Parties, access to the Intended Spectrum in accordance with the agreements set forth herein including, without limitation, the Spectrum Plans. Consistent with the foregoing, the Parties will work cooperatively with their respective Administrations to effectuate the rebanding and reuse of L-band spectrum in ITU Region 2 consistent with this Agreement.

(c) The MSV Parties may give the Phase 1 Notice at any time that the Intended Spectrum has been made available to the MSV Parties and Inmarsat for integration in the Phase 1 Spectrum Plan or the Phase 1A Spectrum Plan, whichever is to be brought into effect following the Phase 1 Condition, and utilization by the Parties in accordance with the terms of this Agreement, (the “Phase 1 Condition”), provided, however, that in the event that less than all the Intended Spectrum is made available, the MSV Parties may elect to accept the lesser available spectrum in a proportionately modified Phase 1 Spectrum Plan or Phase 1A Spectrum Plan, whichever is to be brought into effect following the Phase 1 Condition, that approximates as closely as possible the Spectrum Plan (including the Plan’s spectrum contiguity) that would have been achieved had the Intended Spectrum been made fully available provided always that in any such circumstances the position of Inmarsat is entirely unaffected, in terms of the absolute amount of L-band spectrum assigned to Inmarsat under the relevant Spectrum Plan, the contiguity of such spectrum assignments and the usability of such spectrum assignments. The MSV Parties (or Inmarsat, as applicable) may give the Phase 2 Notice at any time that the Intended Spectrum is available to the MSV Parties and Inmarsat for integration in the Phase 2 Spectrum Plan and utilization by the Parties in accordance with the terms of this Agreement (the “Phase 2 Condition”), provided, however, that in the event that less than all the Intended Spectrum is made available, the MSV Parties may elect to accept the lesser available spectrum in a proportionately modified Phase 2 Spectrum Plan that approximates as closely as possible the Spectrum Plan (including the Plan’s spectrum contiguity) that would have been achieved had the Intended Spectrum been made fully available provided always that in any such circumstances the position of Inmarsat is entirely unaffected, in terms of the absolute amount of L-band spectrum assigned to Inmarsat under the relevant Spectrum Plan, the contiguity of such spectrum assignments and the usability of such spectrum assignments.

(d) To the maximum extent possible subject to applicable legal and regulatory requirements, each of the MSV Parties, on the one hand, and Inmarsat, on the other hand, agree to cooperate and use their respective best commercial efforts during the Availability Period to implement a transaction to access the Intended Spectrum under which:

(i) the costs and burdens of which shall be shared equally between the MSV Parties, on the one hand, and Inmarsat, on the other hand; and

(ii) the benefits:

(A) during such time as the Phase 0 Spectrum Plan is operative, shall be shared equally, determined by mutual agreement of the Parties, with no Party to use such Intended Spectrum until such sharing agreement is reached (and provided always that in the event that the Parties are unable to reach agreement on such sharing within 60 days from the date on which the Intended Spectrum is acquired, such spectrum shall automatically be shared on the basis set out in the Phase 1 Alternative Plan – With Intended Spectrum, mutatis mutandis); and

(B) during such time as the other Spectrum Plans are operative (other than the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum), shall be shared in accordance with the provisions of such other Spectrum Plans (other than the Phase 1 Alternative Spectrum Plan – Without Intended Spectrum);

and for such purpose equal division of costs and burdens shall mean that the costs and burdens incurred by the two constituencies (the MSV Parties, on the one hand, and Inmarsat, on the other hand) are substantially equivalent and are fairly allocated to minimize the burdens and maximize the benefits to each of the two constituencies, reflecting the Parties’ respective operational and commercial exigencies (including system architecture), as well as their respective regulatory requirements and for such purpose all costs, whether financial or in-kind, shall be calculated on the same equitable standards for each of the two constituencies, and with a view for balance of in-kind contributions between the two constituencies to avoid any payments between the Parties for in-kind contributions, including, but not limited to, any up-front fees, annual fees, license fees and other fees (including payments based on revenues realized from use of the spectrum).

Section 3.5 ATC Operations. The Parties agree to conduct their respective ATC operations as follows:

(a) The ATC Operator shall be permitted to deploy and operate the ATC if the ATC is operated in compliance with the requirements set forth in Exhibit T or Exhibit U, as applicable.

(b) Inmarsat shall protect the ATC operations of the MSV Parties by complying with the requirements set forth in Exhibit V.

(c) Inmarsat agrees to review proposals by the MSV Parties that may seek additional flexibility for ATC deployment and operations. Inmarsat will not unreasonably withhold approval of such proposed modifications, provided the MSV Parties are able to reasonably demonstrate that such modifications can be made without increasing the level of interference to Inmarsat

(d) In the event of any disputes with regard to the operation of Exhibits N or N Prime, such disputes will be subject to binding arbitration, consistent with the same process (including expedited AAA commercial arbitration rules), waivers and other relevant agreements as set forth in Section 3.2(a)(i)(E) above.

ARTICLE 4 - PAYMENTS TO INMARSAT

Section 4.1 Payment on Effective Date. Subject to the terms and conditions contained in a subscription agreement to be entered into prior to the Effective Date between SkyTerra and Inmarsat, a form of which is set forth in Exhibit B1 (the “Subscription Agreement”), the Parties acknowledge and agree that on the Effective Date (or such later date as the Parties shall agree the Fair Market Value, or it shall be determined in accordance with Section 4.6) (the “First Issue Date”), SkyTerra will issue to Inmarsat, and Inmarsat will accept, a number of shares (the “Effective Date Shares”) of SkyTerra’s common stock, par value $0.01 per share (“SkyTerra Common Stock”), having an aggregate value of $31,250,000 based on the Fair Market Value of such stock as of the Effective Date (the “Effective Date Value”), such Fair Market Value being determined in accordance with Section 4.6 below, provided that with the agreement of Inmarsat, the MSV Parties may instead satisfy all or any part of such obligation by the payment of up to $31,250,000 in cash to Inmarsat. Notwithstanding the foregoing, in the event that the rules of any stock exchange or automatic quotation system on which SkyTerra Common Stock is then listed, traded or quoted specifically requires shareholder approval prior to the issuance of the Effective Date Shares, then SkyTerra shall (1) issue on the First Issue Date the maximum number of Effective Date Shares that can be issued without such shareholder approval, and (2) use its commercial best efforts to obtain all required shareholder approvals for the issue of the balance of the Effective Date Shares ( the “Effective Date Balance Shares”) as soon as reasonably practicable thereafter, and in the event that such shareholder approvals are forthcoming within ninety days following the First Issue Date, (3) issue the Effective Date Balance Shares promptly after the receipt of such shareholder approval and (4) in its absolute discretion elect instead of seeking the above shareholder approvals to pay Inmarsat (and shall, in the event that such shareholder approvals are not forthcoming after ninety days following the First Issue Date, pay Inmarsat) an amount in cash equal to the deemed value of the Effective Date Balance Shares (deeming the Effective Date Balance Shares to be valued on a per share value equal to the Effective Date Value). The Effective Date Shares shall be subject to a lockup arrangement which shall prohibit any sale, transfer, pledge or other conveyance of the Effective Date Shares for a period of two years from the Effective Date. The terms of such lockup arrangement shall be set forth in, and subject to the conditions of, the Subscription Agreement. Following expiration of the lockup arrangement, SkyTerra will provide Inmarsat with registration rights in respect of the Effective Date Shares in accordance with and subject to the conditions of a registration rights agreement, the form of which is set forth in Exhibit B2 and which the Parties will enter into on or prior to the Effective Date (the “Registration Rights Agreement”).

Section 4.2 Payment on Giving the Phase 1 Notice. Subject to the terms and conditions contained in the Subscription Agreement, upon the Trigger Date SkyTerra will issue to Inmarsat, and Inmarsat shall accept, a number of shares (the “Trigger Shares”) of SkyTerra Common Stock having an aggregate value of $31,250,000 based on a per share value equal to the Effective Date Value provided that with the agreement of Inmarsat, the MSV Parties may instead satisfy all or any part of such obligation by the payment of up to $31,250,000 in cash to Inmarsat. Notwithstanding the foregoing, in the event that the rules of any stock exchange or automatic quotation system on which SkyTerra Common Stock is then listed, traded or quoted specifically requires shareholder approval prior to the issuance of the Trigger Shares, then SkyTerra shall (a) issue on the Trigger Date the maximum number of Trigger Shares that can be issued without such shareholder approval, and (b) use its commercial best efforts to obtain all required shareholder approvals for the issue of the balance of the Trigger Shares (the “Trigger Balance Shares”) as soon as reasonably practicable thereafter, and in the event that such shareholder approvals are forthcoming within ninety days following the Trigger Date, (c) issue the Trigger Balance Shares promptly after the receipt of such shareholder approval and (d) in its absolute discretion elect instead of seeking the above shareholder approvals to pay Inmarsat (and shall, in the event that such shareholder approvals are not forthcoming after ninety days following the Trigger Date, pay Inmarsat) an amount in cash equal to the deemed value of the Trigger Balance Shares (deeming the Trigger Balance Shares to be valued on a per share value equal to the Effective Date Value). The Trigger Shares shall be subject to a lockup arrangement which shall prohibit any sale, transfer, pledge or other conveyance of the Trigger Shares for a period of two years from the Effective Date. Following expiration of the lockup arrangement, SkyTerra will provide Inmarsat with registration rights in respect of the Trigger Shares in accordance with and subject to the conditions of the Registration Rights Agreement.

Section 4.3 Payment of the Phase 1 Compensation.

(a) Transition Acceleration. In the event that the MSV Parties shall serve an Acceleration Notice on Inmarsat in accordance with Section 3.2(b)(ii), they shall upon the delivery of such Acceleration Notice and as a condition precedent to the giving of the Acceleration Notice pay Inmarsat the aggregate sum of $50,000,000 (the “Acceleration Payment”) as an agreed payment in respect of the acceleration of the commencement of the Phase 1 Transition in accordance with the provisions of this Agreement. The Acceleration Payment will be paid to Inmarsat in same day, freely transferable United States dollar funds to a bank account specified to the MSV Parties by Inmarsat not less than thirty (30) days following the Effective Date.

(b) Transition Payment. Forthwith upon the Trigger Date, the MSV Parties shall be obligated to pay Inmarsat the aggregate sum of $250,000,000 (the “Phase 1 Compensation”) as an agreed payment to compensate Inmarsat for the direct and indirect costs expected to be borne by Inmarsat in implementing Phase 1 Transition in accordance with the provisions of this Agreement. The Phase 1 Compensation will be paid to Inmarsat in same day, freely transferable United States dollar funds to a bank account specified to the MSV Parties by Inmarsat not less than fourteen days prior to the first installment date, in quarterly installments, the first installment to be in the amount of $50,000,000 (the “First Installment”) payable on the Trigger Date as a condition precedent to the giving of the Phase 1 Notice and each subsequent installment to be in the amount of:

(A) in the case of a Phase 1 Election, $25,000,000 every three months thereafter, until the final quarterly installment is paid to Inmarsat twenty-four months from the Trigger Date, provided always that in the event that that the MSV Parties shall serve an Acceleration Notice on Inmarsat in accordance with Section 3.2(b)(ii), the aggregate installments payable shall be $200,000,000 (reflecting the Acceleration Payment under Section 4.3(a) above), the First Installment shall remain $50,000,000, but the eight subsequent installments shall be $18,750,000 each instead of $25,000,000; and

(B)  in the case of a Phase 1A Election, $40,000,000 every three months thereafter until the final installment is paid to Inmarsat fifteen months from the Trigger Date provided that in the event that Inmarsat shall certify in writing to the MSV Parties that it has completed Phase 1 Transition prior to the planned 18-month period (but not earlier than 12 months) following the Trigger Date, the MSV Parties shall forthwith pay the remaining installments to Inmarsat, and Inmarsat shall use all reasonable efforts to inform the MSV Parties of the likelihood of such early completion at least three months ahead of such completion.

Section 4.4 Payment on Completion of Implementation of Phase 1 Transition.

Subject to the terms and conditions contained in the Subscription Agreement, upon the Phase 1 Completion Date, SkyTerra will issue to Inmarsat, and Inmarsat shall accept, a number of shares (the “Phase 1 Shares”) of SkyTerra Common Stock having an aggregate value of $56,250,000, with such value to be determined based on the mean average closing price of the SkyTerra Common Stock for the forty five (45)-trading day period immediately preceding the date of issuance of the Phase 1 Shares (the “Phase 1 Value”) provided that with the agreement of Inmarsat, not to be unreasonably withheld, the MSV Parties may instead satisfy all or any part of such obligation by the payment of up to $56,250,000 in cash to Inmarsat. Notwithstanding the foregoing, in the event that the rules of any stock exchange or automatic quotation system on which SkyTerra Common Stock is then listed, traded or quoted specifically requires shareholder approval prior to the issuance of the Phase 1 Shares, then SkyTerra shall (a) issue on the Phase 1 Completion Date the maximum number of Phase 1 Shares that can be issued without such shareholder approval, and (b) use its commercial best efforts to obtain all required shareholder approvals for the issue of the balance of the Phase 1 Shares (the “Phase 1 Balance Shares”) as soon as reasonably practicable thereafter, and in the event that such shareholder approvals are forthcoming within ninety days following the Phase 1 Completion Date, (c) issue the Phase 1 Balance Shares promptly after the receipt of such shareholder approval and (d) in its absolute discretion elect instead of seeking the above shareholder approvals to pay Inmarsat (and shall, in the event that such shareholder approvals are not forthcoming after ninety days following the Phase 1 Completion Date, pay Inmarsat) an amount in cash equal to the deemed value of the Phase 1 Balance Shares (deeming the Phase 1 Balance Shares to be valued on a per share value equal to the Phase 1 Value). The Phase 1 Shares shall be subject to a lockup arrangement which shall prohibit any sale, transfer, pledge or other conveyance of the Phase 1 Shares for a period of one year from the Phase 1 Completion Date. The terms of such lockup arrangement shall be set forth in, and subject to the conditions of, the Subscription Agreement. Following expiration of the lockup arrangement, SkyTerra will provide Inmarsat with registration rights in respect of the Phase 1 Shares in accordance with and subject to the conditions of the Registration Rights Agreement. The MSV Parties shall not be entitled to operate under the Phase 2 Spectrum Plan or benefit from the operational parameters set forth in Section 3.5 until such time as the payment under this Section 4.4 is made to Inmarsat.

Section 4.5 Phase 2 Annual Payments.

(a) Size of the Phase 2 Annual Payments. Upon delivery of and as a condition precedent to the Phase 2 Notice in accordance with Section 3.2(d) hereof, the MSV Parties shall jointly and severally become obligated to pay Inmarsat an amount per year equal to $115,000,000 (subject to adjustment as provided below) (the “Phase 2 Annual Payment”), which amount shall be paid in four equal quarterly installments, in advance, such that the first payment shall be made on the day the Phase 2 Notice is delivered in an amount equal to a pro rata share of a full quarterly installment representing the proportion of a full quarterly period remaining between the day on which the Phase 2 Notice is delivered and the next quarter day (March 31, June 30, September 30 and December 31) (the “First Phase 2 Payment”) and subsequent installments being equal to one quarter of the prevailing annual amount. The amount of the Phase 2 Annual Payment shall be cumulatively increased at an annual rate of three percent (3%) calculated on a semi-annual basis and compounded annually, taking effect on June 30 and December 31 in each calendar year, commencing with the next relevant quarterly payment following the date on which the Phase 2 Notice is delivered (and so that in the event that the Phase 2 Notice is delivered on January 1, 2013, the three percent inflator will first be applied on June 30, 2013).

(b) Early Termination and Notice. The MSV Parties will have the right to terminate the Phase 2 Annual Payments at their election, provided that (inclusive of the notice and payments made during such period) the MSV Parties will have provided to Inmarsat five (5) years or more of Phase 2 Annual Payments (“Five Years Payment Amount”). In order to effect an early termination, the MSV Parties shall provide the following prior notice to Inmarsat: (i) at least one year prior notice to terminate the Phase 2 Spectrum Plan early, effective as of the payment of the Five Years Payment Amount; and (ii) two years or more prior notice for termination of the Phase 2 Spectrum Plan, effective on or after the seventh year of Phase 2 Annual Payments. In the event that such notice and payment obligations are satisfied, early termination of the Phase 2 Spectrum Plan in accordance with this Section 4.5(b) shall entitle the MSV Parties to continued operation in accordance with the Phase 1 Spectrum Plan (in the event a Phase 1 Election was made) or the Phase 1A Spectrum Plan (in the event a Phase 1A Election was made).

(c) Payment Default. In the event the MSV Parties breach their obligations to make payments to Inmarsat under this Article 4 when required to do so in accordance with the terms of this Agreement and such breach is not remedied within 60 days following written notice from Inmarsat of such breach (“MSV Payment Default”), the provisions of Section 3.2(e) shall apply and the Parties’ spectrum usage rights may revert to the Primary Default Spectrum Plan or the Alternative Default Spectrum Plan, as set forth in Section 3.2(e) and Inmarsat may in addition be entitled to all other rights and remedies available hereunder and at law or equity against the MSV Parties.

Section 4.6 Fair Market Value. For the purposes of Section 4.1, “Fair Market Value” means the price per share in US Dollars and cents, on the Effective Date, at which SkyTerra Common Stock would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts, and applying the following valuation principles and procedures:

(a) the MSV Parties may in their absolute discretion offer Inmarsat the right to be issued under Sections 4.1, 4.2 and 4.4, instead of SkyTerra Common Stock, the same securities on the same terms (or on such terms as the Parties may agree in the relevant circumstances) as the securities purchased by a third party in the Triggering Investment and in the event that Inmarsat accepts such offer (in its absolute discretion) then (i) the provisions of Sections 4.1, 4.2 and 4.4 shall be amended to reflect the same and (ii) the Fair Market Value will be deemed to be the investment price per security at which the Triggering Investment is made;

(b) in the case of a Triggering Investment in SkyTerra Common Stock or other pari passu equity securities of SkyTerra (not including securities of the type described in paragraph (c) below) (“Other Securities”) by a third party unaffiliated with the MSV Parties, Fair Market Value shall be the price at which such SkyTerra Common Stock or Other Securities are subscribed by the investor in such transaction;

(c) in the case of a Triggering Investment in SkyTerra debt securities which have an equity-linked feature relating to SkyTerra Common Stock (e.g. convertible debt, securities with warrants or option features) or which have a preferred equity feature (e.g. preferred shares), Fair Market Value shall be determined based on a joint assessment by the Parties regarding the reasonable fair market value that a reasonable buyer would pay, and a reasonable seller would accept for SkyTerra Common Stock in a transaction occurring at the time of the Triggering Investment and assuming that the relative price negotiated for the Other Securities reflects “fair market value” for such securities, making appropriate adjustments based on standard market discounts or premiums for such respective instruments in accordance with paragraph (e) below, provided, however, that if the Parties cannot come to an agreement on Fair Market Value pursuant to this provision, then Fair Market Value for purposes of this Section 4.6(c) shall be determined by means of the method discussed in Section 4.6(f);

(d) in all other cases, by triangulating fair market value by means of two or more of the following conventional valuation methodologies and adjusting such value in accordance with paragraph (e) below: (i) the VWAP for the SkyTerra Common Stock quoted on the applicable market over the 45 trading days immediately preceding the Effective Date; and (ii) comparable company trading valuations; or (iii) precedent transactions; or (iv) discounted cash flow analysis;

(e) the equity derived or triangulated fair market values derived from the application of paragraphs (c) or (d) above may take into consideration the relevancy of any one or more conventional discounts or increases to price, which may include consideration of: (i) the relative illiquidity of the SkyTerra Common Stock to be issued to Inmarsat and the PIPE nature of the investment; (ii) the terms of the lock-up applicable to the shares being issued to Inmarsat; (iii) any increase in the indebtedness of any of the MSV Parties pursuant to the Triggering Investment, or any deferral of the SkyTerra Common Stock behind any instrument, security or right forming part of the financing transaction constituting the Triggering Investment; (iv) any dilution or potential dilution of the SkyTerra Common Stock by the Triggering Investment or any conversion, exchange, pre-emption anti-dilution or other similar rights in any instrument, security or right forming part of the financing transaction constituting the Triggering Investment; and (v) any other relevant factors relating to the differences in the value of the Inmarsat investment in comparison to the other Triggering Investment; and

(f) in the event the Parties cannot agree on the Fair Market Value in accordance with the above criteria within a reasonable period of time (not to exceed twenty (20) Business Days unless otherwise agreed by the Parties) following the Effective Date, the Fair Market Value shall be determined by an independent investment banking firm of international reputation and experience of international telecommunications corporate finance transactions, which firm shall be reasonably acceptable to SkyTerra and Inmarsat. If SkyTerra and Inmarsat are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the AAA (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by SkyTerra and Inmarsat, of not more than six investment banking firms of national reputation in the United States, of which no more than three may be named by SkyTerra and no more than three may be named by Inmarsat. The arbitrator may consider, within the ten-day period allotted, arguments from SkyTerra and Inmarsat regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. SkyTerra and Inmarsat shall submit their respective proposed valuations and other relevant data to the selected investment banking firm, and such investment banking firm shall, within thirty days of its appointment, make its own determination of the Fair Market Value, applying the valuation criteria and methodology set out above. The determination of the Fair Market Value by such investment banking firm shall be final and binding upon the Parties. SkyTerra and Inmarsat shall split equally all of the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Fair Market Value. If required by any such investment banking firm or arbitrator, SkyTerra and Inmarsat shall each execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by SkyTerra and Inmarsat in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

Section 4.7 Taxes. Inmarsat shall be liable for all taxes, levies, duties, costs, charges, withholdings, deductions or any charges of equivalent effect, including any applicable interest and penalties imposed on, or in respect of, all payments under this agreement by any authority having the power to impose such taxes (whether or not the taxes described therein are collected by withholding or otherwise) provided always that the MSV Parties shall remain responsible for any income tax, including any applicable interest and penalties imposed on its profits or net income by taxation authorities in the United States or any other territory as a result of the MSV Parties maintaining a permanent establishment in that territory.

Inmarsat shall use all reasonable efforts to furnish a valid and complete beneficial owner withholding certificate to the MSV Parties, it being understood that the request for and provision of such a withholding certificate does not represent a position by either the MSV Parties or Inmarsat that any of the payments to be made hereunder are US source income, that any tax obligation exists or any withholding certificate is in fact required. The Parties agree that Inmarsat’s submission of a beneficial ownership withholding certificate is made on a protective basis only. If any withholding tax is ultimately required to be imposed, the MSV Parties shall use their best reasonable efforts to help Inmarsat minimize the amount of such withholdings or deductions, including (but not limited to) any restructuring to payment flows hereunder that would mitigate such withholdings or deductions provided that Inmarsat shall reimburse the MSV Parties for any reasonable costs incurred by the MSV Parties in connection with any such restructuring or other tax minimization activities.

In the event that Inmarsat is responsible for a tax in accordance with this Section 4.7 and the MSV Parties may be required to withhold and remit to a taxation authority by deduction or otherwise, on or in respect of any part of the amounts to be paid by the MSV Parties to Inmarsat under this Agreement, the MSV Parties shall not gross up the amounts to be paid by the MSV Parties to Inmarsat under this Agreement but instead such amount withheld or collected and remitted to a taxation authority will be considered paid to Inmarsat by the MSV Parties. The MSV Parties will severally provide reasonable assistance to Inmarsat in its discussions with the relevant taxation authorities to minimize the amount of such withholdings or deductions.

Section 4.8 Interest on Late Payments. In the event that any payments due hereunder are made to Inmarsat later than two (2) business days following the due date hereunder, the MSV Parties shall owe Inmarsat interest from the date such payments were due on such overdue amounts at a monthly rate of one (1) percent.

ARTICLE 5 - REGULATORY FILINGS AND SIMILAR MATTERS

Section 5.1 Withdrawal of Pending Filings. In recognition of having agreed upon the L-band Coordination Plan and in order to advance the intent and purpose of this Agreement as soon as practicable following the Signing Date and in any event no later than twenty-five (25) calendar days thereafter, unless the Parties otherwise agree, the MSV Parties and Inmarsat shall respectively withdraw any and all formal and informal complaints, objections, oppositions, petitions, comments, demands, pleadings, and other requests that (i) they have made or filed with any of the Administrations, the ITU, and/or any other governmental, quasi-governmental or regulatory body with respect to a matter that is the subject of this Agreement, (ii) in the case of the MSV Parties, relate to Inmarsat, to any of its Related Parties, or to any filings made by Inmarsat or any of its Related Parties, (iii) in the case of Inmarsat, relate to the MSV Parties, to any of their Related Parties, or to filings made by the MSV Parties or any of their Related Parties, and (iv) are in matters or proceedings that have not been finally resolved (“Relevant Filings”), including, without limitation, those identified on Exhibit P; provided, however, that (x) the Parties will not be required to withdraw their filings in IB Docket No. 96-132 and WT Docket No. 01-289; (y) Inmarsat will not be required to withdraw its filings related to any 2 GHz proceeding; and (z) the Parties’ withdrawals of certain filings (items 1 through 10 in Exhibit P) will indicate that they are subject to the FCC, Ofcom and Industry Canada exchanging letters that accept the initial phase of the trilateral coordination agreement, including the Phase 1 Alternative Spectrum Plan--Without Intended Spectrum, and the relevant parameters of satellite coordination. In addition, the MSV Parties agree to withdraw their request for authority for TDD in the 1.5 GHz band as contained in both their pending application to modify their ATC authorization at the FCC (the “MSV ATC License Mod”), as part of those filings being submitted pursuant to Section 5.2 below. In addition, each Party shall use its respective commercially reasonable efforts to cause its respective Affiliates and Related Parties and other third parties to withdraw any Relevant Filings relating to any of the other Parties or any of the Affiliates or Related Parties of another Party, and otherwise to act (or refrain from acting) in a manner that is fully consistent with the terms and conditions set forth in this Agreement. If any Affiliates or Related Parties of a Party fail to withdraw any such Relevant Filings, or commence any new regulatory oppositions, complaints or similar filings, in each case contrary to the interests of the other Party(ies) but with respect to a matter that is the subject of this Agreement, then the Party whose Affiliate or Related Party is failing to withdraw, or commencing, such opposition or complaint shall promptly make all appropriate regulatory filings and take all other appropriate regulatory action to support the interests of the other Party(ies) and/or in support of the filings of the other Party, in coordination and cooperation with the other Party in accordance with the Parties’ agreement hereunder.

Section 5.2 New Filings. In recognition of having agreed upon the L-band Coordination Plan and in order to advance the intent and purpose of this Agreement, as soon as practicable following the Signing Date and in any event no later than twenty-five (25) calendar days thereafter, unless the Parties otherwise agree, the MSV Parties and Inmarsat shall respectively make those filings identified in Exhibit Q, and any other filings with any of the Administrations as may be mutually agreed by the Parties; provided, however, that the filings will indicate that they are subject to the FCC, Ofcom and Industry Canada exchanging letters that accept the initial phase of the trilateral coordination agreement, including the Phase 1 Alternative Spectrum Plan--Without Intended Spectrum, and the relevant parameters of satellite coordination. The Parties agree to use their respective best commercial efforts to assist each other and Related Parties in seeking and obtaining all other approvals and authorizations from any of the Administrations to implement this Agreement, including, but not limited to, grant of equipment certifications and mobile earth terminal applications for the operation of the networks of the MSV Parties or Inmarsat, the FCC applications listed in Exhibit P, the applications listed in Exhibit Q, and any other applications seeking to use the Disputed Spectrum, the Tolled Spectrum, the Phase 0 Block, and/or any Inmarsat satellite or satellite of the MSV Parties in a manner consistent with this Agreement.

The Parties agree that Inmarsat and the MSV Parties shall be permitted to apply for ATC (or analogous) authorization in any jurisdiction with any appropriate Administration or any other applicable governmental or regulatory body. In the event that Inmarsat seeks to obtain any greater flexibility in its provision of ATC in the United States than the MSV Parties have pursuant to the Current ATC License, the MSV Parties may, in their sole discretion, file a request to modify the Current ATC License to parallel the authority sought by or approved for Inmarsat and Inmarsat agrees not to file against or otherwise oppose any such filing by the MSV Parties.

Section 5.3 Meetings with Administrations. As soon as practicable following the Signing Date and in any event no later than twenty-five (25) calendar days thereafter, the MSV Parties and Inmarsat shall make a joint presentation to the appropriate staff or office of the FCC regarding this Agreement. Such joint presentation shall address, among other things, the Spectrum Plans, the relevant parameters of satellite coordination and the technical parameters for ATC agreed hereunder. As soon as reasonably practicable following the joint visit to the FCC, the Parties agree that the same or similar actions will be taken with Industry Canada, and with Ofcom on the Spectrum Plans and the relevant parameters of satellite coordination hereunder.

Section 5.4 Further Communications from and with Administrations, Other Regulatory Agencies, or the ITU.

(a) Communications from Administrations, Other Regulatory Agencies or the ITU. In the event any Party receives any written communication or any material oral communication from any governmental or regulatory authority or the ITU related to the principles and agreements regarding any of the Plans or any provision of this Agreement, such Party shall promptly convey the substance or (if received in writing) deliver a copy of such communication to all other Parties (who shall receive it subject to the duties of confidentiality assumed hereunder), except to the extent precluded from doing so by such governmental authority, in which case such Party shall disclose as much relevant information regarding the communication as is permissible. The Parties shall cooperate in good faith to discuss appropriate responses to any communication or request from any governmental or regulatory authority or the ITU regarding the principles and agreements regarding the Plans and/or the other provisions of this Agreement, and each Party shall prosecute diligently any filing, petition or pleading submitted to any Administration with respect to the Plans and/or any other provision of this Agreement.

(b) Communications with Administrations, Other Regulatory Agencies or the ITU. Except as contemplated by this Agreement, during the Term of this Agreement (or, if the Agreement is terminated, until completion of all regulatory proceedings following the completion of the Arbitrations, or any of them), the MSV Parties and Inmarsat respectively agree not to make, without the prior written agreement of the other Parties (which shall not be unreasonably withheld, conditioned or delayed), any regulatory filings or to take any regulatory actions with any administration, including in opposition to another Party or in opposition to another Party’s Affiliates and/or Related Parties, that are materially inconsistent with the agreements, commitments and rights of the Parties set forth in this Agreement, including with respect to spectrum use and satellite coordination, and all other issues as set forth in this Agreement and the exhibits thereto. Each of the Parties shall use their respective commercially reasonable efforts to ensure that their respective Affiliates, Related Parties, and other third parties comply with the foregoing obligations. The Parties will consult in good faith with one another with regard to any regulatory filing or action that might reasonably be considered to conflict with this Agreement or where the Parties reasonably believe that their positions might conflict on issues material to this Agreement. The Parties agree to promptly consider the proposed filing or action, with a goal of ensuring the most expeditious response possible and to avoid any delay in the intended filing schedule, subject to the parallel goal of ensuring cooperation and avoiding conflict. The Parties agree that they will make available the appropriate resources, including access to the appropriate decision makers, to effectuate the goals set forth herein, culminating, if requested by either Party, in review and discussion by the respective CEOs.

Section 5.5  Implementation of the L-band Coordination Plan.

(a) As soon as practicable, but in no event later than twenty (20) days following initial meetings with the Administrations pursuant to Section 5.3, unless otherwise agreed by the Parties, the Parties shall request each of their respective Administrations to (i) exchange letters among the United States, the United Kingdom and Canada that accept the initial phase of the trilateral coordination agreement, including the Phase 1 Alternative Spectrum Plan-Without Intended Spectrum, and the relevant parameters of satellite coordination agreed hereunder, and (ii) notify the ITU that L-Band satellite coordination has been completed for all satellites included in the L-band Coordination Plan as among the Parties and their satellites.

(b) The Parties agree to use their respective best efforts to work with their respective Administrations, any other applicable administrations and any applicable satellite operators, in a mutually agreed manner, to establish long-term stability for each Party’s respective operations, including amending the Mexico MOU, as appropriate, and will use their respective best commercial efforts to add to the Mexico City MOU any satellites within the scope thereof but not expressly included therein and to make any appropriate modifications to the Mexico City MOU, in each case consistent with this Agreement and the L-band Coordination Plan.

(c) In order to address operational requirements, the Parties agree to hold regular coordination meetings at least annually to discuss updates and changes to their respective satellite systems, including potential Future Satellites, or any possible changes to the L-band coordination agreement(s). The MSV Parties and Inmarsat each agree to use their respective best commercial efforts to negotiate the terms of revised satellite coordination agreements to reflect these changes and updates under the guiding principles and dispute resolution processes established by this Section 5.5.

(d) The Parties’ implementation of the L-band Coordination Plan shall be subject to the satisfaction or fulfillment of any applicable legal and regulatory conditions and requirements, including, to the extent necessary, entering into, filing, and obtaining the ratification or agreement of the Administrations with respect to the agreements set forth herein, and any necessary amendments or supplements thereto, in accordance with this Agreement and the Mexico City MOU and applicable ITU processes, procedures and the ITU Radio Regulations. The Parties will make all necessary regulatory filings in connection with the L-band Coordination Plan.

(e) With a further goal of ensuring continued cooperation, and avoiding conflict, consistent with the terms of this Agreement, the Parties will establish a technology-focused forum to seek to resolve any and all interference issues between the Parties as regards their respective MSS or ATC activities. For such purposes, the Parties agree to establish a working group for the regular and collaborative discussion of inter-system interference issues, which shall be the forum for the initiation of any and all interference concerns between the Parties (the “Coordination Forum”). Following such establishment, the Parties shall use their respective best commercial efforts: (1) to ensure that their nominated attendees at Coordination Forum meetings are senior and experienced representatives capable of binding their employer by their agreement; (2) expeditiously to bring any interference issues to the Coordination Forum for resolution; and (3) to collaborate and cooperate with the other Parties at Coordination Forum meetings to resolve any and all interference concerns of the Parties in a mutually satisfactory manner.

(f) The Parties shall work together cooperatively on a best commercial efforts basis to best position this Agreement (including the L-band Coordination Plan) and any subsequent agreements between the Parties, including any subsequent SSAs Plan in light of any applicable Administration policies or other regulatory requirements, including any applicable international agreements, including the Mexico City MOU, the Dubai MOU and the ITU Radio Regulations, it being understood that the MSV Parties’ efforts with respect to the Dubai MOU will be commercially reasonable efforts if and as requested by Inmarsat in support of Inmarsat’s efforts in ITU Regions 1 and 3.

(g) The Parties agree that they shall use their respective best commercial efforts to work with their respective Administrations and other third parties, in a mutually agreed manner, to seek to make any appropriate modifications to the Mexico City MOU in order to ensure that the Mexico City MOU is consistent with this Agreement.

(h) Inmarsat agrees to use its best commercial efforts to obtain all regulatory and third party approvals needed for a timely implementation of the Phase 1 Spectrum Plan, including any approvals required with respect to the provision of AMS(R)S. In that regard, Inmarsat commits that it will provide the MSV Parties with (i) a written plan discussing its current and projected efforts to secure such approvals to be delivered within ninety days of the Effective Date and (ii) periodic updates regarding such efforts, including as requested by the MSV Parties; and (iii) timely notice of any changes to the plan or issues raised by others that may impact the timely and complete implementation of the Phase 1 Spectrum Plan.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 6.1 Representations of Inmarsat. Inmarsat represents and warrants that (a) it is a company duly incorporated under the laws of England and Wales; (b) it has the requisite corporate power and authority to execute, deliver and perform this Agreement; (c) the execution and delivery of this Agreement and the performance by Inmarsat hereunder of the obligations contemplated hereby and compliance with the provisions hereof will not, except as otherwise provided in this Agreement: (i) violate or conflict with, or require any consent, approval, notice or filing under, (A) any provision of any federal, provincial, state or local law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it or any of its properties or assets, or (B) any contractual arrangement or agreement to which Inmarsat is a party, or (ii) violate its constitutional documents; (d) this Agreement has been executed and delivered by a duly authorized representative of Inmarsat; (e) this Agreement constitutes a binding obligation of Inmarsat, enforceable against Inmarsat in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); (f) there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of Inmarsat, threatened against Inmarsat which if determined adversely thereto could reasonably be expected to have a material adverse effect on Inmarsat’s ability to perform the obligations contemplated by this Agreement; (g) Inmarsat is the duly authorized and designated UK operator under the Mexico City MOU; and (h) Inmarsat has done sufficient due diligence and planning to have reasonably ascertained that it will be able to perform its obligations regarding the transition of spectrum as provided in this Agreement.

Section 6.2 Representations of the MSV Parties. Each of the MSV Parties represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation; (b) it has the requisite corporate or partnership power, as the case may be, and authority to execute, deliver and perform this Agreement; (c) the execution and delivery of this Agreement and the performance by each of the MSV Parties hereunder of the obligations contemplated hereby and compliance with the provisions hereof will not, except as otherwise provided in this agreement: (i) violate or conflict with, or require any consent, approval, notice or filing under, (A) any provision of any federal, provincial, state or local law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it or any of its properties or assets, or (B) any contractual arrangement or agreement to which either MSV Party is a party, or (ii) violate its organizational documents; (d) this Agreement has been executed and delivered by its duly authorized representative; (e) this Agreement constitutes a binding obligation of such MSV Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); (f) there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of the MSV Parties, threatened against either of the MSV Parties which if determined adversely thereto could reasonably be expected to have a material adverse effect on such MSV Party’s ability to perform the obligations contemplated by this Agreement; (g) MSVLP is the duly authorized and designated US operator under the Mexico City MOU; (h) MSV Canada is the duly authorized and designated Canadian operator under the Mexico City MOU; and (i) the MSV Parties have done sufficient due diligence and planning to have reasonably ascertained that it will be able to perform its obligations regarding the transition of spectrum as provided in this Agreement.

Section 6.3 Limitation on Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 6.1 AND 6.2, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ANY PARTY OR ITS REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES SET FORTH IN SECTIONS 6.1 OR 6.2.

Section 6.4 Contingent Reciprocal License Grant. The MSV Parties and Inmarsat each agree that, at any time following the Effective Date upon the request of one Party, which request shall be evidenced in writing and duly delivered in accordance with the notice provisions of this Agreement, the other Parties will each grant to the requesting Party a non-exclusive right and license (terminable by the non-defaulting party only upon the material breach the other Party of the terms of this Agreement) in and to all Proprietary Technology owned or controlled by the licensing Party(ies) solely for use (which use shall include, without limitation, adaptation, modification and development) in connection with the Licensed Field of Use and for no other purpose (a) effective and commencing upon the Phase 1 Completion Date or the implementation of any of the Phase 1 Alternative Spectrum Plans or the Primary Default Spectrum Plan, (b) royalty-free, in the case of any Proprietary Technology developed independently by the licensing Party where the Proprietary Technology is deployed by any of the Parties in North America, (c) at a commercially reasonable royalty rate to be negotiated in good faith by the Parties, in the case of any Proprietary Technology developed independently by the licensing Party where the Proprietary Technology is deployed outside North America, and (d) royalty-free, in the case of any Proprietary Technology developed collaboratively by the Parties pursuant to their collaboration regarding any ATC service. Following delivery of written notice by a Party of its desire to seek a license from the other Party hereunder, the Parties shall negotiate the terms of the license in good faith, with a goal of completion within six (6) months thereafter; provided, that in the event of an election by one Party to seek a license hereunder, the other Party shall have at least sixty (60) days thereafter to seek a reciprocal license, which license will be negotiated simultaneously with the other requested license, unless otherwise agreed. The licenses granted under the Parties’ respective Proprietary Technology pursuant to this Section 6.4 shall be binding on the successors and assigns of the granting Party’s Proprietary Technology.

Section 6.5 Export Control Regulations. It is expressly agreed that the execution of this Agreement and any subsequent delivery of goods, software, information or services resulting from the award of a contract hereunder will be subject to all applicable export controls imposed or administered by all Applicable Law, including the U.S. Department of Commerce as well as by any other government agency that may impose any such controls, including but not limited to the export of technical data, equipment, software and know-how.

Section 6.6 Compliance.

(a) Each Party represents and warrants that it will take no action in relation to this Agreement that would be in violation of, and otherwise shall take any and all actions necessary to comply with, the applicable laws and regulations of the United States of America, England and Wales, Canada or any other applicable jurisdiction.

(b) Each Party warrants that, in connection with the matters which are the subject of this Agreement, neither it nor its Affiliates have made, offered, or authorized and will not make, offer, or authorize any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Foreign Official (for purposes of this Agreement, “Foreign Official” shall mean any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization or any political party or political party official or candidate for office), where such payment, gift, promise or advantage would violate the Applicable Law of the United States (including the U.S. Foreign Corrupt Practices Act), Canada or the United Kingdom.

(c) In the event that one Party reasonably believes that another Party, either directly or indirectly, has materially breached any of the provisions of this Section 6.6, or otherwise improperly influenced or attempted to influence any government official in the performance of its obligations under this Agreement or otherwise in any other manner related to this Agreement, such Party may terminate this Agreement without cost, penalty or damages.

 Section 6.7 Actions by Affiliates and Other Third Parties. Each Party shall use its commercially reasonable efforts: (i) to cause its respective Affiliates and Related Parties to act (or refrain from acting) in a manner that is fully consistent with the terms and conditions set forth in this Agreement and (ii) to take appropriate remedial action against any of its respective Affiliates that act (or refrain from acting) in a manner not fully consistent with the terms and conditions of this Agreement.

Section 6.8 Public Announcements and Disclosures. Promptly following the execution of this Agreement, the Parties shall work in good faith to establish a mutually agreeable plan for making public announcements and disclosures regarding this Agreement and the subject matter thereof. Except as may be mutually agreed by the Parties, no Party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that any Party (or its Affiliates) shall be permitted to make public disclosures regarding this Agreement to the extent, and on as limited a basis as possible, where such disclosure (i) is required by applicable legal or regulatory requirements, including contractual obligations, the rules or regulations of any applicable securities exchange or regulator, or in connection with a public offering of securities by such Party or any of its Affiliates or (ii) is required in connection with any regulatory filing or other filing required to be made by such Party or any of its Affiliates; provided, further, that in the case of any such permitted public disclosures, the disclosing Party shall provide the other Party a reasonable opportunity to review and comment on the proposed disclosure consistent with the foregoing and will use all reasonable efforts to accept the reasonable comments received from the other Party consistent with applicable legal and filing requirements.

Section 6.9 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each Party shall use its commercially reasonable efforts, prior to, on and after the Signing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to accomplish and make effective the purposes, objectives and actions contemplated by this Agreement. Further, each Party shall refrain from taking any action which results in, or could reasonably be expected to result in, any restriction, deprivation, interference with or material limitation on the rights of, or benefits intended to be accrued by, the other Party(ies) or their respective successors under this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Signing Date, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents of, any governmental authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions, purposes and objectives of this Agreement and the other actions contemplated hereby and thereby.

ARTICLE 7 - TERM AND TERMINATION
Section 7.1 Term. The term of this Agreement and the rights and obligations set forth herein shall commence upon execution by all the Parties hereto and, subject to Section 7.4 below, shall continue until December 31, 2107 unless terminated earlier in accordance with Section 7.2 below (the “Term”).

Section 7.2 Termination. Prior to the expiration of the Term, this Agreement may be terminated as follows:

(a) at any time by mutual written agreement of the Parties;

(b) by the MSV Parties, in the event that Inmarsat suffers or permits the appointment of a receiver for its business or assets, initiates or becomes subject to voluntary or involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for thirty (30) days), or is wound up or liquidated, becomes insolvent or otherwise unable to pay its debts as they fall due, or is in default (and any period for remedy has expired) in relation to any of its material obligations to any material third party creditor or lender; provided, however, that in the event that one of the foregoing events occurs with respect to Inmarsat where a successor entity or other member of the Inmarsat group assumes the related liabilities hereunder of Inmarsat to perform this Agreement, the foregoing events will not constitute an event of termination hereunder;

(c) by Inmarsat, in the event that MSVLP, MSV Canada or SkyTerra suffers or permits the appointment of a receiver for its business or assets, initiates or becomes subject to voluntary or involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for thirty (30) days), or is wound up or liquidated, becomes insolvent or otherwise unable to pay its debts as they fall due, or is in default (and any period for remedy has expired) in relation to any of its material obligations to any material third party creditor or lender; provided, however, that in the event that one of the foregoing events occurs with respect to one or two of the MSV Parties, where the remaining MSV Party(ies) assumes the related liabilities hereunder of such other MSV Party to perform this Agreement, the foregoing events will not constitute an event of termination hereunder;

(d) by the MSV Parties, in the event that Inmarsat shall breach any material provision of this Agreement and shall not have remedied such breach (where capable of remedy) within 60 days following written notice from Inmarsat of such breach; or

(e) by Inmarsat, in the event that any of the MSV Parties shall breach any material provision of this Agreement and shall not have remedied such breach (where capable of remedy) within 60 days following written notice from any of the MSV Parties of such breach.

 Section 7.3 Regulatory Change. Without limiting any specific provision herein to the contrary, if any court or federal, state or local government authority or international body with jurisdiction orders or takes any action which becomes effective and which requires the termination or material modification of this Agreement to comply with such action or otherwise with Applicable Law (a “Permissibility Determination”), the Parties shall use their respective best efforts to renegotiate this Agreement in good faith and recast this Agreement in terms that are likely to cure the defects caused by the Permissibility Determination while maintaining the benefit of the bargain to the Parties hereunder and to return a balance of benefits to the Parties comparable to the balance of benefits provided by the Agreement in its current terms and otherwise in a manner consistent with this Agreement. If the Parties are unable to recast this Agreement in a manner that cures such defects and otherwise is mutually agreeable to the Parties, this Agreement will terminate, subject to Section 7.4, effective on such date as the Parties’ activities are required to terminate pursuant to the Permissibility Determination.

 Section 7.4 Force Majeure. If any Party is affected by Force Majeure it shall immediately notify the other Parties of the nature and extent of the Force Majeure event. No Party shall be deemed to be in breach of this Agreement, or otherwise be liable to another Party, by reason of any delay in performance, or non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other Parties and the time for performance of that obligation shall be extended accordingly. Each Party shall use its reasonable efforts to minimize the effects of or shorten the duration of any Force Majeure event and resume the performance of its obligations under this Agreement as soon as possible. If the Force Majeure in question prevails for a continuous period in excess of one hundred eighty (180) days and prevents any Party from carrying out any of its material obligations hereunder (which for the avoidance of doubt shall without prejudice to the generality of the foregoing include any obligation to pay money in excess of $1,000,000, any obligation to issue stock and any obligation to implement any Spectrum Plan), the Parties shall enter into bona fide discussions with a view to mitigating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable and failing agreement on the same within a further 90 days, any Party may unilaterally and in its absolute discretion terminate this Agreement with immediate effect by notice in writing to the other Parties.

Section 7.5 Survival. Notwithstanding the termination of this Agreement, Sections 3.2, 3.3, 3.4, 3.5, 5 and 7.5 (and related Exhibits) shall survive such termination as set forth therein and Articles 4, 6, 8, 9 and this Article 7 shall survive to the extent that such survival is necessary or appropriate for the enforcement of the rights and obligations of the Parties under (i) the surviving Sections detailed above or which accrued on or prior to termination of this Agreement, and (ii) any other provisions of this Agreement which are expressly or by implication to come into or continue in force after such termination, and, in the case of clauses (i) and (ii), any Article, Section or provision hereof required to implement or establish the meaning of such provisions.

ARTICLE 8 - INDEMNIFICATION

Section 8.1 Indemnification by the Parties; Limitation of Liability.

(a) The MSV Parties shall defend, indemnify and hold harmless any Inmarsat Affiliated Party from and against any and all damages, liabilities, losses, judgments and costs and expenses (including reasonable attorneys fees) (collectively “Damages”) incurred by any Inmarsat Affiliated Party in connection with the defense or settlement of all claims, suits, judgments, proceedings or causes of action brought by any third Person (collectively “Claims”) in which any Inmarsat Affiliated Party may be involved or threatened to be involved, as a party or otherwise, arising out of the willful default by any of the MSV Parties of their respective material obligations hereunder.

(b) Inmarsat shall defend, indemnify and hold harmless any MSV Affiliated Party from and against any and all Damages incurred by any MSV Affiliated Party in connection with the defense or settlement of any Claims by any third Person in which any MSV Affiliated Party may be involved or threatened to be involved, as a party or otherwise, arising out of (i) the willful default by Inmarsat of its material obligations hereunder or (ii) after the MSV Parties have made the final payment required upon completion of the Phase 1 Transition (as described in Sections 4.3(b) and 4.4) and provided further that the MSV Parties continue to act in full compliance with the terms of this Agreement, any interference caused to End Users by the operation of the MSV Network, as long as the MSV Network is operated in accordance with this Agreement, including any operating and technical parameters applicable thereto in accordance with this Agreement.

(c) Subject to the terms and conditions set forth in this Agreement and the Spectrum Plans, and so long as the MSV Parties continue to act in full compliance with the terms of this Agreement and the MSV Network is operated pursuant to the then-applicable Spectrum Plan and otherwise in accordance with this Agreement and any technical and operational parameters applicable to them, and the terms of all governmental licenses after the MSV Parties have made the final payment required upon the Phase 1 Completion Date (as described in Sections 4.3(b) and 4.4), Inmarsat agrees that neither it nor any of its Affiliates or Related Parties shall take any legal or other action or file any claim or charge seeking remedies or redress, including injunctive or equitable relief, against the MSV Parties or any of their Affiliates or Related Parties, directly or indirectly, including in any court or with any Administration or other regulatory agency or body, based on or related to interference caused to end-users of the Inmarsat Network by the MSV Parties’ operation of the MSV Network as aforesaid.

Section 8.2 Indemnification Procedure.

(a) Each MSV Affiliated Party or each Inmarsat Affiliated Party (an “Indemnified Party,” as applicable) will give the Indemnifying Party prompt written notice of any Claims with respect to which such Indemnified Party seeks indemnification pursuant to Section 8.1 hereof promptly after written notice of such action, suit or proceeding was provided to the Indemnified Party. The failure to so notify the Indemnifying Party under this Section 8.2 will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure actually prejudices the Indemnifying Party, whether by adversely affecting the Indemnifying Party’s ability to defend such Claim, or increasing the amount of the Indemnifying Party’s liability, or otherwise.

(b) The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Claim, unless the Indemnifying Party within thirty (30) days after the delivery of notice by the Indemnified Party pursuant to Section 8.2 hereof shall: (i) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense of such Claim; and (ii) retain legal counsel to conduct the defense of such Claim reasonably satisfactory to such Indemnified Party.

(c) If the Indemnifying Party assumes the defense of such Claim, then the Indemnifying Party may, subject to the provisions of this Section 8.2, exercise full control of the defense, compromise or settlement of such Claim (provided, that any such compromise or settlement shall be subject to the consent of the Indemnified Party in accordance with Section 8.2 hereof), and the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested by the Indemnifying Party in connection with the defense, compromise or settlement thereof. If the Indemnifying Party assumes the defense of any such Claim in accordance herewith, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless:

(i) the Indemnifying Party has agreed to pay such fees and expenses;

(ii) any Damages other than the payment of monetary damages is sought against such Indemnified Party; or

(iii) the named parties to any such Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other Indemnified Parties, and there is a reasonable likelihood of a conflict of interest between such Indemnified Party and the Indemnifying Party or any such other Indemnified Party in the conduct of the defense thereof, and in any such case, the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

If the Indemnifying Party declines to take over the defense, it must, at its own expense, comply in good faith with any reasonable request the Indemnified Party may make with respect to the Claim.

(iv) If the Indemnifying Party elects to direct the defense of any such Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any Claim arising from such asserted liability unless (i) the Indemnifying Party withdraws from the defense of such asserted liability, (ii) a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability, or (iii) the Indemnified Party executes a written waiver of its right to indemnification pursuant to this Article 8, such waiver to be in form and substance reasonably satisfactory to the Indemnifying Party. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such Claim pursuant to this Section 8.2 and proposes to settle such Claim prior to a final judgment thereof or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to entry of any judgment with respect to any such Claims (A) in which any Damages other than the payment of monetary damages is or may be sought against such Indemnified Party; or (B) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such and all other Claims (known or unknown) arising or which might arise out of the same facts.

Section 8.3 Protection of Proprietary Technology. Each of the MSV Parties, on the one hand, and Inmarsat, on the other hand, shall assist the other at such other’s expense in the procurement, protection, and maintenance of such Party’s rights in and to the Proprietary Technology in accordance with this Section 8.3. Notwithstanding any other provision of this Article 8 to the contrary, (a) the MSV Parties may, in their sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the infringement, misappropriation and/or unauthorized use of any of the MSV Parties’ Proprietary Technology, and Inmarsat shall have no right to commence or prosecute or effect the disposition of any such claims or suits or institute any action or take any action with respect thereto, and (b) Inmarsat may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the infringement, misappropriation and/or unauthorized use of any of Inmarsat’s Proprietary Technology of which it may become aware, and no MSV Party shall have any right to commence or prosecute or effect the disposition of any such claims or suits or institute any suit or take any action with respect thereto. Each Party shall cooperate fully with the other Parties in connection with any such claims or suits and undertakes to furnish full assistance to the other Parties in the conduct of all proceedings in regard thereto. The MSV Parties shall promptly notify Inmarsat of any infringement, misappropriation or unauthorized uses by others of any Inmarsat Proprietary Technology, and Inmarsat shall promptly notify the MSV Parties of any actual or suspected infringement, misappropriation or unauthorized uses by others of any of the MSV Parties’ Proprietary Technology of which it may become aware.

ARTICLE 9 - MISCELLANEOUS

Section 9.1 Confidentiality. Each Party agrees to maintain the Confidential Information of the other Parties in confidence. Without limiting the generality of the foregoing, each Party shall keep, file and store such Confidential Information, together with any notes or other material incorporating or relating to the Confidential Information, in a manner consistent with its confidential nature and to take all appropriate action, whether by instruction, agreement or otherwise, to ensure that its trustees, directors, officers, employees and agents do not disclose or use the Confidential Information of the other Parties, directly or indirectly, for any purpose other than in connection with the performance of the respective Party’s obligations under this Agreement. Notwithstanding the foregoing, any of the Parties may disclose Confidential Information (a) required to be disclosed by any Applicable Law or any rule or regulation of any governmental authority or securities exchange or regulator, including in connection with any regulatory filing; provided, however, that the Person making such disclosure shall (i) use its best commercial efforts to limit such disclosure, (ii) if possible, provide the other Parties with advance notice of such disclosure and cooperate with such other Parties in connection with any proceeding instituted to prevent such disclosure, and (iii) if still required to make such disclosure following such efforts, make such disclosure only to the extent so required and notify the other Parties of the Confidential Information so disclosed; (b) to any of its attorneys, accountants, agents or advisors (provided, that such individuals agree to be bound by the provisions of this Section 9.1); (c) to its investors to the extent such information is customarily disclosed to them in connection with similar transactions; and (d) to the extent necessary to enforce such Party’s rights under this Agreement.

Section 9.2 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt, addressed to the respective Party as follows:

If to MSVLP, to:

Mobile Satellite Ventures LP
10802 Parkridge Boulevard
Reston VA 20191-2718
Attn: General Counsel
Phone: 703-390-2718
Fax: 703-390-2770

If to MSV Canada, to:

Mobile Satellite Ventures (Canada) Inc.
1601 Telesat Court Ottawa, ON
K1B, 1B9
Attn: Secretary
Phone: 613-742-4151
Fax: 613-742-4113

If to SkyTerra, to:

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston VA 20191-2718
Attn: General Counsel
Phone: 703-390-2718
Fax: 703-390-2770

If to Inmarsat:

Inmarsat Global Limited
99 City Road
London EC1Y 1AX
United Kingdom
Attn: General Counsel
Phone : +44 20 7728 1000
Fax : +44 20 7728 1650

Section 9.3 Binding Effect, Successors and Assigns. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person (including creditors, stockholders, members and Affiliates of any of MSVLP, MSV Canada, SkyTerra and Inmarsat) other than MSVLP, MSV Canada, SkyTerra and Inmarsat any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of MSVLP, MSV Canada, SkyTerra and Inmarsat. Except as expressly provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of MSVLP, MSV Canada, SkyTerra and Inmarsat and their respective successors and permitted assigns; provided, however, that no MSV Party may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the prior written consent of Inmarsat, and Inmarsat may not assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the prior written consent of the MSV Parties. Any attempt to assign such rights or obligations in violation of this Section 9.3 shall be deemed null and void. Notwithstanding anything to the contrary in the foregoing, any of the MSV Parties may assign or transfer this Agreement or any of its rights or obligations hereunder to another MSV Party without the consent of (but with prior notice to) Inmarsat and any of the Parties may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of (but with prior notice to) the other Parties (a) to a successor in interest to all or substantially all of its assets and licenses, (b) to the surviving entity in any merger, consolidation, reorganization or similar transaction to which such Party is a party, or (c) to an Affiliate (provided, that the transferring Party guarantees the obligations of the Affiliate transferee).

Section 9.4 Amendments and Waivers. The provisions of this Agreement, including the provision of this sentence, may not be amended, modified or supplemented unless approved in writing by each of MSVLP, MSV Canada, SkyTerra and Inmarsat. No waiver of any right or remedy or of compliance with any provisions hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing executed by the Party sought to be charged with such waiver or consent. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which any Party would otherwise have at law, in equity, by statute or otherwise.

Section 9.5 Allocation Between MSVLP, MSV Canada and SkyTerra. Notwithstanding anything contained herein to the contrary, Inmarsat acknowledges and agrees that as between MSVLP, MSV Canada and SkyTerra, the MSV Parties have discretion to allocate between themselves and their Networks (a) the obligations and benefits with respect to each of the Spectrum Plans and (b) the exercise of any and all rights hereunder.

Section 9.6 Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the law of the State of New York (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

Section 9.7 Disputes; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) Except in the event of a dispute to be dealt with by an Arbitration in Sections 3.2, 3.3 and 3.5, in the event of any dispute arising under this Agreement, before pursuing any legal remedies or taking any other remedial action, the Party wishing to raise such dispute shall give each other Party written notice of such dispute, including reasonable detail and information to enable the other Parties to gain an understanding of the issues involved. Following receipt of such written notice, the Parties agree that they shall promptly cooperate in good faith to seek a mutually satisfactory resolution of such dispute through a process of discussions and/or meetings involving escalating levels of management of the Parties, culminating, if necessary, in a discussion between the Parties’ respective CEO’s, with every effort being made to have such meeting occur within thirty (30) days of the date of receipt of the initial written notice of the dispute, or as soon thereafter as practicable. If, following such discussions and despite the efforts of the Parties, a mutually satisfactory resolution cannot be reached, the Parties may then pursue any and all remedies available to them pursuant to this Agreement.

(b) Each of the MSV Parties and Inmarsat hereby irrevocably submits to the exclusive jurisdiction of the New York courts, including the federal and state courts for the purpose of any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such courts. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.8 Time of the Essence; Remedies; Specific Performance.

(a) The Parties agree that time is of the essence in this Agreement.

(b) Except in the event of a willful or intentional breach, a Party’s remedies for other Parties’ breaches under this Agreement shall not include any indirect, special, incidental, consequential or punitive damages (such as lost profits, revenues, business or opportunities or loss of use), of the other party or of any third party (whether foreseeable or not), but shall include any direct damages or any other relief available to it at law or in equity to ensure that the intended respective benefits are realized by each Party regardless of the prescribed implementation timeframe. For the purposes of the foregoing sentence, “direct damages” will (among other damages) include the reasonable fair market value of any right or benefit (including without limitation access to spectrum) with respect to which the injured Party is deprived.

(c) Further, each of the MSV Parties and Inmarsat acknowledges that each Party and its businesses and operations are unique, and recognizes and affirms that in the event of a breach of this Agreement by one of the Parties, the other Party(ies) would be irreparably harmed, monetary damages would be inadequate and the other Party would have no adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching Party may, in addition to any other rights and remedies existing in their favor, enforce its rights and the other Party’s obligations hereunder by an action or actions for specific performance, injunctive or other relief, without any requirement of proving actual damages or posting any bond or other security. For purposes of further clarity, each Party shall be entitled to seek injunctive relief with respect to any act or failure to act by the other Party(ies) or any of their Affiliates which act or failure to act is necessary to prevent any restriction, deprivation, interference with or material limitation on the rights under this Agreement of, or benefits intended to be accrued under this Agreement by, the Party seeking such injunctive relief from occurring, or to remedy any such act or omission.

Section 9.9 No Implied Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, agreements, covenants, obligations or commitments contained herein or made pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach. Except where a time period is specified, no delay on the part of any Party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy. Said rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

Section 9.10 Relationship. Nothing in this Agreement shall be construed to render Inmarsat and either MSV Party partners or joint venturers or to impose upon any of them any liability as such except as specifically contemplated in this Agreement. No Party has any authorization to enter into any contracts or assume any obligations for another Party or make any warranties or representations on behalf of another Party.

Section 9.11 Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than over-breadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the Parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 9.12 Interpretation. Each Party has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the Parties and the limitations and restrictions upon such rights and benefits intended to be provided.

Section 9.13 Expenses. Each Party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions and documents contemplated hereby, including the fees and expenses of accountants and counsel.

Section 9.14 Compliance with Law. The Parties agree that this Agreement shall be interpreted at all times to comply with applicable legal requirements, including all applicable regulatory requirements. For the purposes of clarity, without limiting the generality of the foregoing, to the extent that any provisions in this Agreement include time periods for performance which are not consistent with applicable legal requirements, such provisions shall be interpreted and applied consistent with applicable legal requirements.

Section 9.15 No Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant or agreement on the part of any incorporator, stockholder, director, officer, partner, member, manager, employee or agent, past, present or future, or any of them, and any recourse, whether in common law, in equity, by statute or otherwise, against any of them in connection with the matters set forth in this Agreement is hereby forever waived and released.

Section 9.16 No Reliance. The Parties acknowledge that (a) nothing contained in this Agreement or otherwise shall obligate the Parties to enter into any further business relationship or agreement, and (b) no Party is relying on the other Party or Parties in operating or developing its respective businesses. Except as expressly set forth in this Agreement, there shall be no obligation whatsoever on the part of any Party, unless agreed to in writing by the Parties.

Section 9.17 Entire Agreement. This Agreement represents the entire understanding and agreement among the Parties hereto with respect to the subject matter of and the transactions contemplated hereby and thereby and supersede all prior negotiations among the Parties with respect to the transactions contemplated hereby and thereby.

Section 9.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each Party hereto will receive by delivery or facsimile or other electronic transmission a duplicate original of the Agreement executed by each Party hereto, and each Party hereto agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

[The Remainder Of This Page Is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Cooperation Agreement as of the date first written above.

MOBILE SATELLITE VENTURES LP

By:	Its General Partner, Mobile Satellite Ventures GP Inc.

By:	/s/ Alexander H. Good
Name:	Alexander H. Good
Title:	Vice Chairman, Chief Executive Officer and President

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Elizabeth Creary
Name:	Elizabeth Creary
Title:	Vice President, Corporate Counsel and Secretary

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Scott Macleod
Name:	Scott Macleod
Title:	Executive Vice President, Chief Financial Officer and Treasurer

INMARSAT GLOBAL LIMITED

By:	/s/ Rupert Pearce
Name:	Rupert Pearce
Title:	Group General Counsel

EXHIBIT A

DEFINITIONS

1.5 GHz means the 1525-1544 and 1545-1559 MHz frequencies.

1999 SSA means the spectrum sharing agreement entered into by the parties to the Mexico City MOU for the year 1999, dated June 5, 1998, together with any and all subsequent revisions, including those dated July 16, 1999 and October 4, 1999, and any annexes or exhibits incorporated therein by reference.

Acceleration Notice has the meaning ascribed thereto in Section 3.2(b)(ii).

Acceleration Payment has the meaning ascribed thereto in Section 4.3(a).

Additional L-Band Spectrum has the meaning ascribed thereto in Section 3.4(a).

Administrations means the agencies of the governments of the United Kingdom, Canada, and the United States responsible for the international coordination of the Parties’ satellite systems.

Affiliate means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Affiliated Party means (a) in the case of the MSV Parties, the MSV Parties, their Affiliates and their directors, partners, employees or officers and (b) in the case of Inmarsat, Inmarsat, its Affiliates, and their directors, partners, employees or officers.

Agreement has the meaning ascribed thereto in the preamble.

Alternative Default Spectrum Plan has the meaning ascribed thereto in Section 3.2(c)(iv).

AMS(R)S means Aeronautical Mobile Satellite (Route) Service.

Applicable Law means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

Arbitrations means the arbitrations under Section 3.2, 3.3 and/or 3.5 of this Agreement.

ATC has the meaning ascribed thereto in the recitals.

ATC Operator means an operator providing an ATC service in accordance with this Agreement and for the purposes of Section 3.5 shall mean any of the MSV Parties.

Availability Period means the period of twenty-four (24) months following the Signing Date and, following occurrence of the Effective Date, extending throughout the period during which the Phase 1 Notice can be given (but for the possible lack of availability of the Intended Spectrum).

Business Day means any day other than Saturday or Sunday or any day on which banks are generally not open for business in New York City.

Claims has the meaning ascribed thereto in Section 8.1(a).

Confidential Information means any confidential or secret information or data of the Party disclosing such information, including confidential or secret (i) scientific or technical information of a Party; (ii) information relating to the current or proposed business, sales and marketing plans of the Party disclosing such information and financial information related thereto; (iii) drawings, designs, computer programs and software devices; (iv) costs and pricing information; (v) identification of personnel or other possible resources for possible use in the business of the Party disclosing such information; or (vi) the terms of this Agreement; provided, however, that the term “Confidential Information” shall not include any information that (a) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by any Person hereto in violation of the terms of the Agreement, (b) is already in the possession of the Person receiving such information free of any obligation of confidence to the Person disclosing such information, or (c) is lawfully communicated to the Person receiving the information by a third Person, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of a Party.

Coordinated Networks has the meaning ascribed to it in Section 3.3(a)(i).

Coordination Forum has the meaning ascribed thereto in Section 5.5(e).

Current ATC License means the ATC license granted by the FCC to MSVLP’s wholly owned subsidiary on November 8, 2004 (FCC document number DA 04-3553).

Damages has the meaning ascribed thereto in Section 8.1(a).

Disputed Spectrum has the meaning ascribed thereto in Section 3.2(a)(i).

Dubai MOU means the Dubai Memorandum of Understanding dated as of December 14, 1997.

Effective Date means the date that an investment in SkyTerra, MSVLP, or MSV Canada yielding net cash proceeds of $100 million or more (a “Triggering Investment”) is consummated and identified in writing by the MSV Parties as the Triggering Investment, and such net cash proceeds are available to the MSV Parties for general corporate purposes provided always that the Effective Date may not be later than the date falling two years following the Signing Date.

Effective Date Balance Shares has the meaning ascribed thereto in Section 4.1.

Effective Date Shares has the meaning ascribed thereto in Section 4.1.

Effective Date Value has the meaning ascribed thereto in Section 4.1.

End Users has the meaning ascribed thereto in Section 2.2.

Fair Market Value has the same meaning ascribed thereto in Section 4.6.

FCC means the Federal Communications Commission of the United States of America.

First Installment has the meaning ascribed thereto in Section 4.3(b).

First Issue Date has the meaning ascribed thereto in Section 4.1.

First Phase 2 Payment has the meaning ascribed thereto in Section 4.5(a).

Five Years Payment Amount has the meaning ascribed thereto in Section 4.5(b).

Force Majeure means, in relation to any Party, any act, event, cause or circumstances beyond the reasonable control and without fault or negligence of that Party, including but not limited to:

(a) act of God, peril of the sea, accident of navigation, war, sabotage, terrorist attack, riot, insurrection, civil commotion, national emergency, (whether in fact or by law) martial law, fire, lightning, flood, cyclone, earthquake, landslide, storm or other adverse weather conditions, explosion, power shortage, strike or other labor dispute (other than solely affecting the Party’s employees) epidemic, quarantine, radiation or radioactive contamination;

(b) action or inaction of any governmental or regulatory body (other than any of the Administrations, the ITU or any other governmental, inter-governmental, or other regulatory body having jurisdiction in the area of communications services or radio spectrum), including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation, decree or other legally enforceable order or refusal to grant or revoke a license if such refusal is not occasioned by failure of the Party to apply therefor, prosecute applications as necessary or to comply with applicable law or regulation;

(c) externally caused transmission or satellite failure or satellite launch failure or delay or satellite malfunction; and

(d) breakdown or unavailability of third party plant, machinery or equipment.

Foreign Official has the meaning ascribed thereto in Section 6.6(b).

Future Satellite means any of the Parties’ satellites that are not included in the L-band Coordination Plan, other than a Replacement Satellite.

Geologic Migration has the meaning ascribed thereto in Section 3.2(a)(iv).

Indemnified Party has the meaning ascribed thereto in Section 8.2(a).

Indemnifying Party means as applicable: (i) Inmarsat, if an MSV Affiliated Party is the Indemnified Party pursuant to Section 8.1 hereof, or (ii) the MSV Parties, if an Inmarsat Affiliated Party is the Indemnified Party pursuant to Section 8.1 hereof.

Industry Canada means the Canadian Federal Department of Industry or any successor agency thereto.

Inmarsat has the meaning ascribed thereto in the preamble.

Inmarsat Network means the MSS and ATC system operated from time to time by Inmarsat or any of its Affiliates.

Intended Spectrum has the meaning ascribed thereto in Section 3.4(b).

ITU means the International Telecommunication Union.

ITU Radio Regulations means the Radio Regulations of the International Telecommunications Union.

ITU Region 1 means the geographic area designated as Region 1 by the ITU.

ITU Region 2 means the geographic area designated as Region 2 by the ITU and being the subject matter of L-band spectrum coordination under the Mexico City MOU.

ITU Region 3 means the geographic area designated as Region 3 by the ITU.

L-band means the frequencies 1525-1544/1545-1559 MHz and 1626.5-1645.5/1646.5-1660.5 MHz.

L-band Coordination Plan has the meaning ascribed thereto in Section 3.3(a)(i).

Licensed Field of Use means the provision of MSS and/or ATC services in the L-band.

Mexico has the meaning ascribed thereto in Section 3.4(a).

Mexico City MOU means the Mexico City Memorandum of Understanding, dated as of June 18, 1996.

Minimum Period has the meaning ascribed thereto in Section 2.6.

MSS means mobile satellite services.

MSV ATC License Mod has the meaning ascribed thereto in Section 5.1.

MSV Canada has the meaning ascribed thereto in the preamble.

MSV Network means the MSS and ATC system operated from time to time by the MSV Parties or any of them.

MSV Party or MSV Parties has the meaning ascribed thereto in the preamble.

MSV Payment Default has the meaning ascribed thereto in Section 4.5(c).

MSVLP has the meaning ascribed thereto in the preamble.

New MSV Frequencies has the meaning ascribed thereto in Section 3.2(a)(i)(D).

North America means MSV Regions A and B as set forth in Appendix A to these Definitions.

Ofcom means the Office of Communications of the United Kingdom.

Other Securities has the meaning ascribed thereto in Section 4.6(b).

Party or Parties means any of the MSV Parties and Inmarsat.

Permissibility Determination has the meaning ascribed thereto in Section 7.3.

Person means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever.

Phase 0 Block has the meaning ascribed thereto in Section 3.2(a)(ii).

Phase 0 Block Loan Agreement has the meaning ascribed thereto in Section 3.2(a)(ii).

Phase 0 Spectrum Plan has the meaning ascribed thereto in Section 3.2(a).

Phase 0 Transition has the meaning ascribed thereto in Section 3.2(a)(iv).

Phase 1 Alternative Spectrum Plan – With Intended Spectrum has the meaning ascribed thereto in Section 3.2(c)(i).

Phase 1 Alternative Spectrum Plan – Without Intended Spectrum has the meaning ascribed thereto in Section 3.2(c)(ii).

Phase 1 Alternative Spectrum Plans has the meaning ascribed thereto in Section 3.2(c)(iv).

Phase 1 Completion Date has the meaning ascribed thereto in Section 3.2(b)(ii).

Phase 1 Condition has the meaning ascribed thereto in Section 3.4(c).

Phase 1 Balance Shares has the meaning ascribed thereto in Section 4.4.

Phase 1 Compensation has the meaning ascribed thereto in Section 4.3(b).

Phase 1 Election has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1 Final Regulatory Approval has the meaning ascribed thereto in Section 3.2(b)(ii).

Phase 1 Notice has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1 Notice Date has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1 Notice Period has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1 Shares has the meaning ascribed thereto in Section 4.4.

Phase 1 Spectrum Plan has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1 Transition has the meaning ascribed thereto in Section 3.2(b)(ii).

Phase 1 Value has the meaning ascribed thereto in Section 4.4.

Phase 1A Date has the meaning ascribed thereto in Section 3.2(c).

Phase 1A Election has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 1A Spectrum Plan has the meaning ascribed thereto in Section 3.2(b)(i).

Phase 2 Annual Payment has the meaning ascribed thereto in Section 4.5(a).

Phase 2 Completion Date has the meaning ascribed thereto in Section 3.2(d)(ii).

Phase 2 Condition has the meaning ascribed thereto in Section 3.4(c).

Phase 2 Notice has the meaning ascribed thereto in Section 3.2(d)(i).

Phase 2 Notice Period has the meaning ascribed thereto in Section 3.2(d)(i).

Phase 2 Spectrum Plan has the meaning ascribed thereto in Section 3.2(d)(i).

Phase 2 Transition has the meaning ascribed thereto in Section 3.2(d)(ii).

Plans has the meaning ascribed thereto in Section 3.1(a).

Possible Trial Market means one of the markets identified in Exhibit B.

Primary Default Spectrum Plan has the meaning ascribed thereto in Section 3.2(e).

Proprietary Technology means, with respect to any Party, all United States and foreign registered patents and patent applications, as well as any and all associated know-how and confidential information reasonably required to fully utilize the aforementioned, relating or applicable (whether directly or indirectly) to the Licensed Field of Use where such Party is either the owner or licensee under a valid license containing terms which confer upon such Party the right to grant sublicenses to third parties to use such intellectual property and/or confidential information within the Licensed Field of Use.

Purpose has the meaning ascribed thereto in Section 2.6.

Registration Rights Agreement has the meaning ascribed thereto in Section 4.1.

Related Party means an Affiliate, customer, reseller, agent, land earth station operator or distributor of a Party.

Relevant Filings has the meaning ascribed thereto in Section 5.1.

Replacement Satellite means a satellite operating at substantially the same orbit location as a Previously Coordinated Satellite or a Newly Coordinated Satellite (i.e. within six degrees of the current location of such Previously Coordinated Satellite or Newly Coordinated Satellite).

Russia has the meaning ascribed thereto in Section 3.4(a).

Signing Date has the meaning ascribed thereto in Section 1.4.

Sixth Anniversary has the meaning ascribed thereto in Section 3.2(a)(i)(A).

SkyTerra has the meaning ascribed thereto in the preamble.

SkyTerra Common Stock has the meaning ascribed thereto in Section 4.1.

Spectrum Plans has the meaning ascribed thereto in Section 3.1(a).

SSA has the meaning ascribed thereto in Section 3.1(c).

Subscription Agreement has the meaning ascribed thereto in Section 4.1.

Term has the meaning ascribed thereto in Section 7.1.

Third Party Spectrum Plans has the meaning ascribed thereto in Section 3.1(a).

Tolled Spectrum has the meaning ascribed thereto in Section 3.2(a)(i)(A).

Tolling Period has the meaning ascribed thereto in Section 3.2(a)(i)(A).

Trial Frequencies has the meaning ascribed thereto in Section 2.5.

Trials has the meaning ascribed thereto in Section 2.1.

Trials End Date has the meaning ascribed thereto in Section 2.1.

Trigger Date has the meaning ascribed thereto in Section 3.2(b)(ii).

Trigger Balance Shares has the meaning ascribed thereto in Section 4.2.

Trigger Shares has the meaning ascribed thereto in Section 4.2.

Triggering Investment has the meaning ascribed thereto in the definition of “Effective Date.”

Exhibit A Definitions
Appendix A

MSV REGION A is the Area Inside the Green Line, MSV REGION B is the Area Inside
the White Line but Outside the Green Line

Polygon Coordinates for the Green Line

1

Polygon Coordinates for the White Line

2

EXHIBIT B

POSSIBLE TRIAL MARKETS

Boulder, CO
Colorado Springs, CO
Tucson, AZ
Fresno, CA
Sacramento, CA
Billings, MN
Reno, NV
Wichita, KS
Dayton, OH
Madison, WI
Springfield, IL
Des Moines, IA
Omaha, NE
Austin, TX
Denver, CO
Detroit, MI
Ottawa, Ontario
Winnipeg, Manitoba

B-1

EXHIBIT B1

FORM OF SUBSCRIPTION AGREEMENT

See Exhibit 10.2 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed with the Securities and Exchange
Commission on December 21, 2007

EXHIBIT B2

FORM OF REGISTRATION RIGHTS AGREEMENT

See Exhibit 10.3 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed with the Securities and Exchange
Commission on December 21, 2007

EXHIBIT B3

PHASE 0 BLOCK LOAN AGREEMENT (AND FORM TO BE CONFORMED FOR
COMMERCIAL TRIAL LOANS)

See Exhibit 10.4 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed with the Securities and Exchange
Commission on December 21, 2007